                            SCHEDULE 14A INFORMATION


      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934
                                (AMENDMENT NO. 2)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                             WAXMAN INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

          2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

          4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

          5)   Total fee paid:

          ----------------------------------------------------------------------

[ ]       Fee previously paid with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

          ----------------------------------------------------------------------

          2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

          3)   Filing Party:

          ----------------------------------------------------------------------

          4)   Date Filed:

          ----------------------------------------------------------------------

                                  [WAXMAN LOGO]
                             WAXMAN INDUSTRIES, INC.

                                24460 AURORA ROAD
                           BEDFORD HEIGHTS, OHIO 44146

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 _____ __, 2004

To Our Stockholders:

          The Annual Meeting of Stockholders (the "Annual Meeting") of Waxman Industries, Inc. (the "Company") will be held at the offices of the Company, 24460 Aurora Road, Bedford Heights, Ohio on _____ __, 2004 at 11:00 a.m. Cleveland time to consider and act on the following matters:

     1. The election of eight directors of the Company to serve until their successors are elected and qualified;

     2. The approval of amendments to the Company's Certificate of Incorporation to effect a reverse/forward stock split of the Company's outstanding Common Stock and Class B Common Stock, whereby the Company would effect a 1-for-100 reverse stock split, such that stockholders owning less than 100 shares of Common Stock or Class B Common Stock would have such shares canceled and converted into the right to receive the cash consideration set forth herein, immediately followed by a 100-for-1 forward stock split (the "Reverse/Forward Stock Split"); and

     3. Such other business as may properly come before the Annual Meeting and any adjournment thereof.

          The foregoing matters are described in more detail in the Proxy Statement, which follows.


          The Board of Directors has fixed the close of business on ________ __, 2004 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of Common Stock and Class B Common Stock of the Company at the close of business on such date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Copies of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003 and Quarterly Report on Form 10-Q for the period ended December 31, 2003 are enclosed herewith.


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN STAMPED ENVELOPE PROVIDED. PROXIES ARE REVOCABLE BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY AT ANY TIME PRIOR TO THEIR BEING VOTED OR BY APPEARANCE AT THE ANNUAL MEETING TO VOTE IN PERSON. YOUR PROMPT RETURN OF THE PROXY WILL BE OF GREAT ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND IS THEREFORE STRONGLY REQUESTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE REVERSE/FORWARD STOCK SPLIT; PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              By Order of the Board of Directors
_______ __, 2004                              KENNETH ROBINS, Secretary

                               SUMMARY TERM SHEET

          The following is a summary of the material terms of the proposed Reverse/Forward Stock Split, upon which the stockholders of the Company shall vote at the Annual Meeting. We urge you to review the more detailed information appearing elsewhere in, or accompanying, this Proxy Statement carefully before voting your shares.

Reverse/Forward Stock Split

          As used throughout this Proxy Statement, the term "Reverse/Forward Stock Split" refers to a transaction consisting of the following steps:

     - The Reverse/Forward Stock Split will take effect on the date we file with the Secretary of State of the State of Delaware Certificates of Amendment to our Certificate of Incorporation (one Certificate effecting a reverse stock split, the other effecting a forward stock split), or on any later date that we may specify in such Certificates of Amendment.

     - At 6:00 p.m. on the effective date, the Company will effect a 1-for-100 reverse stock split of Common Stock and Class B Common Stock, pursuant to which a holder of 100 shares of Common Stock or Class B Common Stock immediately before the reverse stock split will hold one share of Common Stock and/or Class B Common Stock immediately after the reverse stock split, respectively.

     - Any stockholder owning 100 or more shares of Common Stock or Class B Common Stock immediately before the reverse stock split will receive one one-hundredth of a share of Common Stock or Class B Common Stock for each share of that Common Stock or Class B Common Stock, as applicable.

     - Any stockholder owning less than 100 shares of Common Stock or Class B Common Stock immediately before the reverse stock split will receive cash in exchange for the resulting fractional share of that Common Stock or Class B Common Stock and will no longer be a stockholder of the Company. The Company will pay each of these stockholders an amount in cash equal to $7.63 per share of Common Stock or Class B Common Stock held by them immediately before the reverse stock split.

     - At 6:01 p.m. on the effective date, the Company will effect a 100-for-1 forward stock split of Common Stock and Class B Common Stock, pursuant to which a holder of one share of Common Stock or Class B Common Stock immediately before the forward stock split (and after the reverse stock split) will hold 100 shares of Common Stock and/or Class B Common Stock immediately after the forward stock split, respectively

Please see the sections of this Proxy Statement entitled "Effects of the Reverse/Forward Stock Split" and "Summary and Structure of the Reverse/Forward Stock Split" for a more detailed discussion of the foregoing.

     - An independent financial advisor valued the Common Stock and Class B Common Stock at a range of between $6.50 and $8.75 per share. The Board of Directors has set the cash consideration to be paid for fractional shares less than one whole share resulting from the reverse stock split at $7.63 per share of Common Stock and Class B Common Stock in order to provide a significant premium to the Common Stock's current and historical market prices over the last several years. The Board of Directors made this determination in good faith, based upon the independent valuation and fairness opinion prepared by the financial advisor and other factors the Board of Directors and the Special Transactions Committee (as defined below) deemed relevant, as described in greater detail in the section of this Proxy Statement entitled, "Fairness of the Transaction," "Opinion of Financial Advisor" and "Recommendation of the Board of Directors."

     - Following the Reverse/Forward Stock Split, the Company expects to have fewer than 300 stockholders of record and, as a result, the Company intends to terminate the registration of the Common Stock under
          Section 12(g) of the Exchange Act. This will mean that the Company's duty to file periodic reports with the Securities and Exchange Commission will be suspended, and the Company will no longer be classified as a public reporting company. Please see the section of this Proxy Statement entitled "Effects of the Reverse/Forward Stock Split" for a more detailed discussion of the foregoing.

Purposes of and Reasons for the Reverse/Forward Stock Split

     - The principal purpose of the Reverse/Forward Stock Split is to acquire for cash the equity interests in the Company of those stockholders owning less than 100 shares of Common Stock and Class B Common Stock.

     - The Reverse/Forward Stock Split is intended to reduce the number of the Company's stockholders of record to fewer than 300, which will enable the Company to terminate the registration of the Common Stock under Section 12(g) of the Exchange Act. This will mean that the Company's duty to file periodic reports with the Securities and Exchange Commission will be suspended, and the Company will no longer be classified as a public reporting company.

     - The following are the principal reasons the Board of Directors considered in pursuing the Reverse/Forward Stock Split:

          - the cost savings of approximately $560,000 per year, as well as an additional one-time cost savings of approximately $170,000, that the Company expects to realize in the future as a result of the suspension of its periodic reporting obligations under the Exchange Act due to the deregistration of the Common Stock under the Exchange Act, including the cost savings resulting from not having to comply with the increased compliance burdens imposed by the Sarbanes-Oxley Act of 2002;

          - the decrease in expenses resulting from no longer being required to service a relatively large number of stockholders holding small positions in the Common Stock;

          - the additional savings in terms of management's and employees' time that will no longer be spent preparing the periodic reports required of public companies under the Exchange Act and managing stockholder relations and communications;

          - the reduced premiums for the Company's directors' and officers' insurance policies as a result of the Company no longer being a public reporting company;

          - the ability of the Company to control the dissemination of certain business information, which is currently disclosed in the Company's periodic reports and accordingly made available to the Company's competitors, vendors, customers and other interested parties, potentially to the Company's detriment;

          - the ability of the Company to gain greater operational flexibility by being able to focus on long-term growth without an undue emphasis on quarter-to-quarter earnings and short-term fluctuations in the market price of the Common Stock;

          - the fact that the Company has not realized many of the benefits normally presumed to result from being a public reporting company (such as enhanced stockholder value, enhanced corporate image, the ability to use company stock to attract, retain and incentivize employees, and the ability to use company stock as currency for acquisitions) due to the relatively limited liquidity and low market price of the Common Stock.

Please see the sections of this Proxy Statement entitled "Purpose of the Reverse/Forward Stock Split" and "Reasons for the Reverse/Forward Stock Split" for a more detailed discussion of the foregoing.

Fairness of the Transaction

     - The Company, the Board of Directors and the Special Transactions Committee (as defined below) believe that the Reverse/Forward Stock Split is in the best interests of the Company and is substantively and procedurally fair to the affiliated and unaffiliated stockholders of the Company, including both those stockholders who will be cashed out as a result of the transaction and those who will remain stockholders after the Reverse/Forward Stock Split. The Board of Directors has unanimously approved the Reverse/Forward Stock Split.

     - The Board of Directors appointed a special committee of two disinterested and independent directors (the "Special Transactions Committee") to assist the Board of Directors in evaluating whether or not to effect the Reverse/Forward Stock Split and, if so, on what terms, including a fair price to be paid to stockholders in lieu of fractional shares less than one whole share. The Special Transactions Committee has unanimously approved the Reverse/Forward Stock Split.

     - The Special Transactions Committee was authorized to engage, and did engage, an independent financial advisor to assist the Special Transactions Committee in its evaluation of the Reverse/Forward Stock Split and to render a written valuation and a fairness opinion.

     - Stout Risius Ross, Inc., the independent financial advisor selected by the Special Transactions Committee (the "Financial Advisor"), rendered a fairness opinion stating that the consideration to be paid to stockholders in lieu of fractional shares less than one whole share is fair from a financial point of view.


     - The $7.63 cash consideration to be paid in lieu of fractional shares less than one whole share represents (a) a premium of 17.4% over the minimum appraised value of the Common Stock as determined by the Financial Advisor (i.e., $6.50, which is the low end of the valuation range of the Common Stock as determined by the Financial Advisor), (b) a premium of 9.8% over the closing price for the Common Stock on April 13, 2004, (c) a premium of 17.8% over the average closing price of the Common Stock over the 30 trading days prior to and including April 13, 2004, (d) a premium of 52.4% over the one-year average market price of the Common Stock and (e) a premium of approximately 58.4% over the three-year volume weighted average market price of the Common Stock.


     - The Board of Directors and the Special Transactions Committee have each expressly adopted the analyses and conclusions of the Financial Advisor contained in the valuation and the Fairness Opinion.

Please see the sections of this Proxy Statement entitled "Fairness of the Transaction," "Opinion of Financial Advisor," and "Recommendation of the Board of Directors" for a more detailed discussion of the foregoing.

                                TABLE OF CONTENTS


Summary Term Sheet...................................................................              i
SPECIAL FACTORS .....................................................................              1
Purpose of the Reverse/Forward Stock Split...........................................              1
Reasons for the Reverse/Forward Stock Split..........................................              1
Effects of the Reverse/Forward Stock Split...........................................              4
Alternatives to the Reverse/Forward Stock Split......................................              7
Fairness of the Transaction..........................................................              9
Opinion of Financial Advisor.........................................................             15
GENERAL VOTING INFORMATION...........................................................             22
Stockholders Entitled to Vote at the Annual Meeting..................................             23
How to Vote Your Shares..............................................................             23
How to Revoke Your Proxy.............................................................             23
Voting at the Annual Meeting.........................................................             24
Votes Required to Approve Each Item..................................................             24
PROPOSAL 1 ELECTION OF DIRECTORS.....................................................             25
INFORMATION RELATING TO THE BOARD OF DIRECTORS
AND CERTAIN COMMITTEES OF THE BOARD..................................................             27
EXECUTIVE COMPENSATION...............................................................             31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.......................................             37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................................             38
PRINCIPAL ACCOUNTANT FEES AND SERVICES...............................................             40
PROPOSAL 2  REVERSE/FORWARD STOCK SPLIT..............................................             42
Summary and Structure of the Reverse/Forward Stock Split.............................             42
Background of the Reverse/Forward Stock Split........................................             43
Potential Detriments of the Reverse/Forward Stock Split to Stockholders..............             45
Financial Information................................................................             46
Recommendation of the Board of Directors.............................................             53
Stock Certificates...................................................................             53
Material Federal Income Tax Consequences.............................................             54
Appraisal Rights ....................................................................             56
Reservation of Rights................................................................             56
Price Range Of Common Stock..........................................................             57
Stock Repurchases by Us..............................................................             57
Dividends............................................................................             57
Interest of Certain Persons in Matters to be Acted Upon..............................             58
OTHER MATTERS .......................................................................             58
COSTS OF PROXY SOLICITATION AND THE REVERSE/FORWARD STOCK SPLIT......................             58
PROPOSALS OF STOCKHOLDERS............................................................             59
AVAILABLE INFORMATION................................................................             59
Our Annual Report on Form 10-K.......................................................             59
Incorporation of Certain Documents by Reference......................................             60

                                 SPECIAL FACTORS

PURPOSE OF THE REVERSE/FORWARD STOCK SPLIT

          The purpose of the Reverse/Forward Stock Split is to acquire for cash the equity interests in the Company of stockholders who, as of the effective date of the Reverse/Forward Stock Split (as described below), own fewer than 100 shares of Common Stock and Class B Common Stock. The purchase price is $7.63 per share of Common Stock and Class B Common Stock owned immediately before the Reverse/Forward Stock Split.

          By purchasing the shares of the holders of fewer than 100 shares, we will:

     -    Eliminate the cost of maintaining small stockholder accounts;

     - Permit these small stockholders to receive cash for all of their shares without having to pay brokerage commissions, as we will pay all transaction costs in connection with the Reverse/Forward Stock Split; and

     - Reduce the number of the Company's stockholders of record to fewer than 300 persons, which will allow us to terminate the registration of the Common Stock under Section 12(g) of the Exchange Act and suspend the Company's duty to file periodic reports with the Securities and Exchange Commission.

REASONS FOR THE REVERSE/FORWARD STOCK SPLIT

          We incur direct and indirect costs associated with compliance with the Exchange Act's filing and reporting requirements imposed on public companies. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"). In addition, we pay substantially higher premiums for our directors' and officers' insurance policies as a public reporting company than we would if we were not registered under the Exchange Act. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. As we have relatively few executive personnel, these indirect costs can be substantial.

The Company believes that by deregistering the Common Stock and suspending the Company's periodic reporting obligations, the Company will experience annual cost savings of approximately $560,000, consisting of (i) $280,000 in fees historically incurred, (ii) $230,000 in fees that would otherwise be expected to be incurred due to compliance with Section 404 of Sarbanes-Oxley, and (iii) $50,000 in fees that would otherwise be expected to be incurred due to compliance with other provisions of Sarbanes-Oxley. Such estimated fees are further described in greater detail below:

HISTORICAL FEES:
Legal fees:                                                                        $112,000
Printing, mailing and filing costs:                                                $ 60,000
Directors and Officers Insurance:                                                  $ 65,000
Audit fees:                                                                        $ 38,000
Other fees:                                                                        $  5,000
                                                                                   --------
Total:                                                                             $280,000

SECTION 404 FEES:

Third party planning, testing & documentation:                                     $102,000
Audit fees:                                                                        $ 36,000
Internal Personnel:                                                                $ 76,000
Other fees:                                                                        $ 16,000
                                                                                   --------
Total:                                                                             $230,000

OTHER SARBANES-OXLEY COMPLIANCE FEES:
Legal fees:                                                                        $ 10,000
Audit fees:                                                                        $ 28,000
Other fees:                                                                        $ 12,000
                                                                                   --------
Total:                                                                             $ 50,000

Grand Total:                                                                       $560,000

          Such estimated cost savings reflect, among other things: (i) a reduction in auditing and related fees, (ii) a reduction in legal fees related to securities law compliance, (iii) the elimination of costs associated with filing periodic reports with the Securities and Exchange Commission, (iv) the savings in fees charged by the Transfer Agent that are expected because of the significant reduction in the number of accounts to be handled by the Transfer Agent, (v) the lower printing and mailing costs attributable to such reduction and the less complicated and extensive disclosure required by our private status, (vi) the reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings, (vii) the lower risk of liability that is associated with non-reporting (as distinguished from public reporting) company status and the reduced premiums for directors' and officers' liability insurance expected to result, (viii) the cost savings (of approximately $230,000 per annum) due the Company's not being subject to the new internal control audit requirements imposed by Section 404 of Sarbanes-Oxley, and (ix) the reduction in direct miscellaneous clerical and other expenses.

          The cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than such estimates. Estimates of the annual savings to be realized if the Reverse/Forward Stock Split is consummated are based upon (i) the actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) the allocation to each category of management's estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to our public reporting company status.

          It is important to note that in addition to the above-referenced annual estimated cost savings, the consummation of the Reverse/Forward Stock Split and subsequent deregistration of the Common Stock would result in a significant one-time cost savings due to the Company's not being subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act of 2002. Preparing the Company to be able to comply with
Section 404 of Sarbanes-Oxley would require significant expenditures during the next fiscal year, including costs related to computer software and hardware and fees to third parties for compliance planning, assessment, documentation and testing. Such costs are estimated to exceed $170,000.

          We expect the actual cost savings of being a non-reporting private company to be much greater than simply eliminating the estimated historical out-of-pocket costs. As a result of recent corporate governance scandals, the legislative and litigation environment resulting from those scandals, the costs of being a public reporting company in general, and the costs of our remaining a public reporting company in particular, are expected to continue to increase in the near future. Moreover, new legislation, such as the Sarbanes-Oxley Act, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being a public reporting company. This and other proposed legislation will likely continue to increase audit fees and other costs of compliance such as securities counsel fees, increase outside director fees and increase potential liability faced by our officers and directors.

          In some instances, management's cost saving expectations were based on information provided or upon verifiable assumptions. For example, our auditors have informed us, informally, that there will be a reduction in auditing fees if we cease to be a public reporting company. In addition, the costs associated with retaining legal counsel to assist with complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the Securities and Exchange Commission and are otherwise not required to comply with the disclosure requirements that apply to public reporting companies.

Operational Flexibility

          Another reason for the Reverse/Forward Stock Split relates to operational flexibility. The Board of Directors and management of the Company believe that effecting the Reverse/Forward Stock Split and ceasing to be a public reporting company would enable management to concentrate its efforts on the long-term growth of the Company's businesses free from the constraints of public ownership, which the Board of Directors and management believe often places undue emphasis on quarter-to-quarter earnings at the expense of long-term growth. The Board of Directors and management believe that the Company will benefit if business decisions can be made with a view toward long-term growth and with less of an emphasis on the effect of decisions upon the short-term earnings and the consequent short-term effect of such earnings on the market value of the Common Stock.

Inability to Realize Benefits Normally Associated with Public Reporting Company Status

          A significant reason for the Reverse/Forward Stock Split relates to the inability of the Company to realize many of the benefits normally presumed to result from being a public reporting company, such as the following:

- A typical advantage from being a public company comes from the ability to use company stock, as opposed to cash or other consideration, to effect acquisitions. The Company has not found the occasion to acquire other businesses using stock as consideration and does not presently intend to do so.

- Public companies can also obtain financing by issuing securities in a public offering. The Company has not accessed the capital markets in such a manner in recent years and does not presently intend to do so.

- Public companies often endeavor to use company stock to attract, retain and incentivize employees. In recent years, due to the relatively low market price and limited liquidity of the Common Stock, the Company has found limited success in using the Common Stock in such a manner.

- An enhanced company image often accompanies public company status. The Company has determined that due to its size and other factors, the Company has not enjoyed an appreciable enhancement in company image as a result of its public company status.

Ability to Control the Dissemination of Certain Business Information

          Currently, the disclosure contained in our Exchange Act filings, including information related to our business operations and financial condition, is available to the public and thus can be readily analyzed by various interested parties, such as our competitors, vendors and customers. These entities can potentially use the Company's publicly disclosed information to the detriment of the Company. In addition, the current public disclosure of information puts the Company at a competitive disadvantage compared to the Company's non-public competitors, in part because the Company does not have access to similar information concerning those companies. Upon the termination of the registration of the Common Stock under the Exchange Act and the suspension of the duty to file periodic reports with the Securities and Exchange Commission, the Company will be better able to control the dissemination of certain business information.

          In light of the foregoing, the Board of Directors and management believe the benefits associated with maintaining our status as a public reporting company and maintaining our small stockholder accounts are substantially outweighed by the costs, both financial and operational, associated therewith. The Board of Directors believes that it is in the best interests of the Company to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company and its small stockholder accounts.

          The Board of Directors has determined that the Reverse/Forward Stock Split is the most expeditious and economical way of liquidating the holdings of small stockholders and changing our status from that of a public reporting company to that of a more closely-held, non-reporting company. The Board of Directors has determined in consultation with management and the Special Transactions Committee that the reverse stock split ratio should be 1-for-100 and that the forward stock split ratio should be 100-for-1. The Board of Directors believes that it would be in the best interests of the Company to maximize the number of stockholders who would receive cash (which the Special Transactions Committee has determined to be fair value) for their shares. Numerous factors were considered in reaching its determination. See "Recommendation of the Board of Directors," "Fairness of the Reverse/Forward Stock Split" and "Opinion of Financial Advisor."

Reasons for the Forward Stock Split

          The forward stock split, which is scheduled to occur immediately after the reverse stock split, is intended primarily to mitigate a Delaware franchise tax burden that would otherwise result. Consummation of only the reverse stock split would result in a large disparity between the number of authorized shares and the number of outstanding shares of capital stock of the Company, thereby resulting in a significant increase in the annual franchise taxes that the Company would have to pay to the State of Delaware. Effecting the forward stock split immediately after the reverse stock split would also benefit the Company by preventing the Common Stock from having unusually high values per share, which would tend to decrease the liquidity of shares in the event they become traded on the Pink Sheets(R), and not requiring the Company to adjust the exercise price of any awards previously granted under the Company's 2002 Stock Incentive Plan.

EFFECTS OF THE REVERSE/FORWARD STOCK SPLIT

          If the Reverse/Forward Stock Split is consummated, we intend to apply for termination of registration of the Common Stock under the Exchange Act as soon as practicable after completion of the Reverse/Forward Stock Split. The Reverse/Forward Stock Split is expected to reduce significantly the number of stockholders of record of the Company from approximately 714 to approximately
182. Upon termination of our reporting obligations under the Exchange Act, the Common Stock may be eligible for listing and trading in the Pink Sheets(R), as described below. However, the completion of the Reverse/Forward Stock Split and the deregistration of the Common Stock under the Exchange Act will likely cause the trading market for shares of the Common Stock to be eliminated or substantially reduced.

                    EFFECTS ON STOCKHOLDERS WITH FEWER THAN 100 SHARES OF COMMON STOCK OR CLASS B COMMON STOCK

          If the Reverse/Forward Stock Split is implemented, stockholders holding fewer than 100 shares of Common Stock or Class B Common Stock immediately before the Reverse/Forward Stock Split (referred to as "Cashed Out Stockholders"):

     - Will not receive a fractional share of Common Stock or Class B Common Stock as a result of the Reverse/Forward Stock Split;

     - Will instead receive cash equal to $7.63 per share for each share of Common Stock or Class B Common Stock held immediately before the Reverse/Forward Stock Split in accordance with the procedures described in this Proxy Statement;

     - Will have no further ownership interest in the Company with respect to cashed out shares, and will no longer be entitled to vote as stockholders;

     - Will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Stock Split; and

     - Will not receive any interest on cash payments owed as a result of the Reverse/Forward Stock Split.

          Cash payments to Cashed Out Stockholders as a result of the Reverse/Forward Stock Split will be subject to income taxation. For a discussion of the federal income tax consequences of the Reverse/Forward Stock Split, please see the section of this Proxy Statement entitled "Material Federal Income Tax Consequences."

NOTE: If you would otherwise be a Cashed Out Stockholder as a result of your owning less than 100 shares of Common Stock, but you would rather continue to hold Common Stock after the Reverse/Forward Stock Split and not be cashed out, you may do so by taking either of the following actions far enough in advance so that it is complete by the effective date of the Reverse/Forward Stock Split:

          1. Purchase a sufficient number of additional shares of Common Stock on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, or have them entered in your account with a nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 100 shares of Common Stock in your record account immediately before the effective date of the Reverse/Forward Stock Split; or

          2. If applicable, consolidate your accounts so that together you hold at least 100 shares of Common Stock in one record account immediately before the effective date of the Reverse/Forward Stock Split.

          You will have to act far enough in advance so that the purchase of any Common Stock and/or consolidation of your accounts containing Common Stock is completed by the close of business prior to the effective date of the Reverse/Forward Stock Split.

                    EFFECTS ON STOCKHOLDERS WITH 100 OR MORE SHARES OF COMMON STOCK OR CLASS B COMMON STOCK

          If the Reverse/Forward Stock Split is implemented, stockholders holding 100 or more shares of Common Stock or Class B Common Stock immediately before the Reverse/Forward Stock Split (referred to as "Continuing Stockholders"):

     - Will not be affected in terms of the number of shares of Common Stock or Class B Common Stock held before and after the Reverse/Forward Stock Split;

     - Will be the only persons entitled to vote as stockholders after the consummation of the Reverse/Forward Stock Split;

     -    Will not receive cash for any portion of their shares; and

     - Will experience a significant reduction in liquidity with respect to the Common Stock.

In the event that we terminate the registration of the Common Stock under the Exchange Act, the Common Stock will cease to be eligible for trading on any securities market except the Pink Sheets(R), and even this source of liquidity may not be available. In order for the Common Stock to be quoted on the Pink Sheets(R) (a centralized quotation service that collects and publishes market maker quotes for securities), it is necessary that one or more broker-dealers act as market makers and sponsor the Common Stock on the Pink Sheets(R). Following consummation of the Reverse/Forward Stock Split and the absence of current information about the Company being filed under the Exchange Act, there can be no assurance that any broker-dealer will be willing to act as a market maker in the Common Stock. There is also no assurance that shares of the Common Stock will be available to buy or sell after the Reverse/Forward Stock Split.

                    EFFECTS ON STOCKHOLDERS WITH CERTIFICATED SHARES

          If you are a Cashed Out Stockholder with a stock certificate representing your cashed out shares, you will receive a letter of transmittal from us as soon as practicable after the effective date of the Reverse/Forward Stock Split. The letter of transmittal will contain instructions on how to surrender your existing certificate(s) to our transfer agent (the "Transfer Agent"), for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to the Transfer Agent, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

          If you are a Continuing Stockholder with a stock certificate representing your shares, your stock certificate will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

                    EFFECTS ON THE COMPANY

          If consummated, the Reverse/Forward Stock Split will affect the registration of the Common Stock under the Exchange Act, as we intend to apply for termination of such registration as soon as practicable after the Reverse/Forward Stock Split.

          The Reverse/Forward Stock Split will reduce significantly the number of stockholders of the Company. The completion of the Reverse/Forward Stock Split and the deregistration of the Common Stock under the

Exchange Act will render the Common Stock ineligible for listing or quotation on any stock exchange or other automated quotation system, including the OTC Bulletin Board. After the Reverse/Forward Stock Split, we may be able to list the Common Stock in the Pink Sheets(R), although the Company does not have a current intention to do so. Consequently, Continuing Stockholders should expect the public market for shares of Common Stock to be eliminated or substantially reduced.

          We have no current plans to issue Common Stock after the Reverse/Forward Stock Split other than pursuant to our existing 2002 Stock Incentive Plan, but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board of Directors determines to be in the best interests of the Company. Continuing Stockholders will not have any preemptive or other preferential rights to purchase any of our stock that we may issue in the future, unless such rights are specifically granted to the stockholders.

          While the Company has no present plan to do so, after the Reverse/Forward Stock Split has been consummated, the Company may, from time to time, repurchase shares of Common Stock and Class B Common Stock pursuant to an odd-lot repurchase program, private negotiated sale or other transaction. Whether or not the Company seeks to purchase shares in the future will depend on a number of factors, including the Company's financial condition, operating results and available capital at the time.


          We expect that upon the completion of the Reverse/Forward Stock Split, the shares beneficially owned by our directors and executive officers will comprise approximately 29.4% of the then issued and outstanding shares of Common Stock, as compared to approximately 28.8% prior to the Reverse/Forward Stock Split. Similarly, we expect that upon the completion of the Reverse/Forward Stock Split, the shares owned by our directors and executive officers will comprise approximately 96.6% of the then issued and outstanding shares of Class B Common Stock, as compared to approximately 90.3% prior to the Reverse/Forward Stock Split. We expect that the percentage aggregate voting power of the directors and officers, after giving effect to the ten votes per share of the Class B Common Stock, will increase from 68.8% to 72.3%.


          The Reverse/Forward Stock Split will have federal tax consequences, which are described in detail in the section of this Proxy Statement entitled "Material Federal Income Tax Consequences."

                    NO CHANGE IN PAR VALUE

          The par value of the Common Stock and Class B Common Stock will remain $0.01 per share following consummation of the Reverse/Forward Stock Split.

ALTERNATIVES TO THE REVERSE/FORWARD STOCK SPLIT

          In making the determination to proceed with the Reverse/Forward Stock Split, the Board of Directors and the Special Transactions Committee considered the potential feasibility of certain other alternative transactions, as described below:

     - Management Buyout ("MBO"). The Board of Directors and the Special Transactions Committee considered, as a possible alternative to the Reverse/Forward Stock Split, the feasibility of a transaction in which the senior executive officers of the Company, and potentially certain of the Waxman family members, would form an acquisition vehicle to secure financing and purchase the interests of the Company's unaffiliated stockholders. However, none of the executive officers of the Company or the Waxman family members were in a position to support the requisite financing, especially considering the relative difficulty currently experienced by many companies, especially companies with profitability levels similar to that of the Company, in obtaining sufficient debt financing on acceptable terms. As with all leveraged buyouts, an analysis would have to be performed to determine whether the projected revenues and earnings of the Company post-transaction would support the additional debt service payments necessitated by the MBO. The Board of Directors and the Special Transactions Committee determined that the relative complexity of such a transaction, including the introduction of one or more new stakeholders (in the form of tranches of debt), made such a transaction unlikely, as compared with the other alternative transactions considered.

     - Issuer Tender Offer. The Board of Directors and the Special Transactions Committee also considered the feasibility of an issuer tender offer to repurchase the shares of Common Stock and Class B Common Stock held by unaffiliated stockholders of the Company. A principal disadvantage of this type of transaction relates to the Company's ability or willingness to secure the debt financing needed to effect a tender offer in which there is full participation by unaffiliated stockholders. In addition, due to the voluntary nature of such a transaction, the Company would have no assurance that the transaction would result in a sufficient number of shares being tendered. Moreover, the going private rules regarding the treatment of stockholders in a tender offer, including pro-rata acceptance of offers from stockholders, make it difficult to ensure that the Company would be able to significantly reduce the number of record stockholders. As a result of these disadvantages, the Board of Directors and the Special Transactions Committee determined not to pursue this alternative.

     - Traditional Stock Repurchase Program. The Board of Directors and the Special Transactions Committee also considered a plan whereby the Company would periodically repurchase shares of the Common Stock on the open market at then current market price. The Company rejected such an approach because repurchasing enough shares in this manner to enable the Company to deregister under the Exchange Act, however, would likely take an extended period of time, have no assurance of success and be of undeterminable cost.

     - Odd-Lot Repurchase Program. The Board of Directors and the Special Transactions Committee also considered the feasibility of a transaction in which the Company would announce to its stockholders that it would repurchase, at a designated price per share, the shares of common stock held by any stockholder who holds less than a specified number of shares (such as 100) and who offers such shares for sale pursuant to the terms of the program. A principal disadvantage of such an approach, however, results from the voluntary nature of the program. Because stockholders would not be required to participate in the program, the Company could not be certain at the outset whether a sufficient number of odd-lot stockholders would participate and thereby result in the number of stockholders being reduced to below 300. In terms of timing, such a program, especially after giving effect to any extensions of deadlines for tendering into the program, would likely necessitate a longer time frame than that of a reverse stock split. As a result of these disadvantages, the Board of Directors and the Special Transactions Committee rejected this alternative.

     - Maintaining the Status Quo. The Board of Directors and the Special Transactions Committee also considered maintaining the status quo. In that case, the Company would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. The Board of Directors and the Special Transactions Committee believe that maintaining the status quo is not in the best interests of the Company and rejected this alternative.

FAIRNESS OF THE TRANSACTION

          In order to provide a fair consideration of this going private transaction, the Board of Directors created the Special Transactions Committee consisting of independent directors Irving Friedman and Mark Reichenbaum. The Special Transactions Committee was given the authority to evaluate the appropriateness of a going private transaction as well as the desired transaction structure, terms and conditions of any such going private transaction. The Special Transactions Committee was also given the authority to engage advisors to assist the committee members in such evaluation.

          Mr. Friedman and Mr. Reichenbaum are "independent directors" as defined by Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. Neither is currently, nor in the past three years has been, employed as an officer or employee of the Company or held any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Special Transactions Committee also retained the services of an independent financial advisor, Stout Risius Ross, Inc., to provide a valuation of the Company and to provide a written opinion with respect to the fairness, from a financial point of view, of the consideration to be paid to Cashed Out Stockholders in lieu of issuing any fractional shares resulting from the Reverse/Forward Stock Split.


          The Board of Directors and the Special Transactions Committee each believe that the Reverse/Forward Stock Split is in the best interests of the Company and is substantively and procedurally fair to the affiliated and unaffiliated stockholders of the Company, including those stockholders who will receive cash in lieu of fractional shares less than one whole share and those who will remain stockholders of the Company after the Reverse/Forward Stock Split. After studying the Reverse/Forward Stock Split and its anticipated effects on our stockholders, the Board of Directors and the Special Transactions Committee each unanimously approved the transaction and deemed it fair to our unaffiliated stockholders. The Reverse/Forward Stock Split was approved by a majority of the directors of the Company who are not employees of the Company.


          The Reverse/Forward Stock Split is not structured in such a way so as to require the approval of at least a majority of the unaffiliated stockholders of the Company. In addition, an unaffiliated representative has not been retained to act solely on behalf of unaffiliated stockholders for the purposes of negotiating the terms of the Reverse/Forward Stock Split and/or preparing a report concerning the fairness of the transaction. In assessing the Reverse/Forward Stock Split, the Board of Directors and the Special Transactions Committee understood that (i) the directors and officers of the Company, who together own a majority of the voting power of the Common Stock and Class B Common Stock outstanding and entitled to vote at the Annual Meeting, have indicated that they will vote in favor of the Reverse/Forward Stock Split at the Annual Meeting and (ii) no appraisal or dissenters' rights are available under the Delaware General Corporation Law to stockholders of the Company who dissent from the Reverse/Forward Stock Split. Despite the foregoing, the Board of Directors and the Special Transactions Committee believe that the Reverse/Forward Stock Split is procedurally fair to the unaffiliated stockholders of the Company due to the existence of certain procedural safeguards described below and elsewhere in this Proxy Statement. The Company, as described above, established a Special Transactions Committee comprised solely of independent directors to evaluate the transaction. In addition, the Special Transactions Committee engaged an independent financial advisor with whom the Company had no prior relationship to evaluate the transaction and to render its advice, and, if applicable, to opine, with respect to the fairness, from a financial point of view, of the consideration to be paid to cashed out stockholders in lieu of issuing any fractional shares resulting from the transaction. The Company is also seeking approval of the transaction through a formal stockholders' meeting, even though stockholder approval could instead be obtained through majority written consent under Delaware corporate law. This approval mechanism was chosen to give stockholders the time and opportunity to express their views at a duly convened stockholders' meeting regarding the transaction. Unlike many other reverse stock split transactions that have occurred recently, the Company chose not to utilize a multiple trading day average price as the barometer of the fair value of the Common Stock. The Board of Directors and the Special Transactions Committee believed that the market price was not necessarily an accurate indicator of "fair value" and instead chose to engage a financial advisory firm to perform various analyses to provide a better assessment of fair value This resulted in a significant premium over the market price of the Common Stock. The Company was not obligated to take any of these actions, but took them in an effort to ensure that the Reverse/Forward Stock Split is fair to the stockholders of the Company, including the unaffiliated stockholders.

          In evaluating the fairness of the Reverse/Forward Stock Split with respect to unaffiliated stockholders in particular, the Board of Directors and the Special Transactions Committee noted that the Reverse/Forward Stock Split would not impact affiliated stockholders differently from unaffiliated stockholders on the basis of affiliate status. The sole determining factor in whether a stockholder will become a Cashed Out Stockholder or a Continuing Stockholder as a result of the Reverse/Forward Stock Split is the number of shares of Common Stock or Class B Common Stock held by such stockholder as of the effective time of the transaction. The Board of Directors and the Special Transactions Committee also noted, as described in greater detail in the section entitled "Fairness of the Transaction -- Factors in Support of the Reverse/Forward Stock Split -- No material change in percentage ownership of officers and directors," that the percentage ownership of Continuing Stockholders, whether affiliated or unaffiliated, will be approximately the same as it was prior to the Reverse/Forward Stock Split.

          Each of the Board of Directors and the Special Transactions Committee considered the factors below in reaching its conclusion as to the substantive fairness of the Reverse/Forward Stock Split to our unaffiliated stockholders. The Board of Directors and the Special Transactions Committee did not assign specific weight to the following factors in a formulaic fashion, but each did place special emphasis on the opportunity for unaffiliated shareholders to sell their holdings at a significant premium as well as the significant cost and time savings for the Company.

                    FACTORS IN SUPPORT OF THE REVERSE/FORWARD STOCK SPLIT:

          (1) Opportunity for unaffiliated stockholders holding less than 100 shares of Common Stock or Class B Common Stock to sell holdings at a significant premium.


          In connection with the Reverse/Forward Stock Split, the Special Transactions Committee retained the Financial Advisor to provide it with a valuation of the Common Stock and Class B Common Stock. The Financial Advisor assigned a going concern value of Common Stock and Class B Common Stock at a range of between $6.50 per share (the "minimum appraised value") and $8.75 per share. The closing price for the Common Stock on April 13, 2004, the most recent practicable date, was $6.95 per share ("current market price"). The average closing price of the Common Stock over the 30 trading days prior to and including April 13, 2004 was $6.48 per share ("thirty day average market price"). The one year average market price of the Common Stock was approximately $5.01 per share ("one year average market price"). The three year volume weighted average market price of the Common Stock was approximately $4.82 per share ("three year average market price"). The Board of Directors and the Special Transactions Committee determined that the consideration to be paid to unaffiliated stockholders receiving cash in lieu of fractional shares should include a premium over the minimum appraised value, current market price, thirty day average market price, one year average market price and three year average market price. The Special Transactions Committee recommended to the Board of Directors that $7.63 per share (the mid-point of the value range) be the appropriate cash-out price, and the Board of Directors adopted such recommendation in setting the cash-out price at $7.63. The Special Transactions Committee recommended that the midpoint of the valuation range be used as the cash out price, and the Board of Directors adopted such recommendation in setting the cash out price, because the mid-point, in the business judgment of the directors evaluating the cash out consideration, represented fair consideration at a significant premium to the current and historical market prices while also falling squarely within the low and high valuations provided by the Financial Advisor.


          The Board of Directors and the Special Transactions Committee believe this consideration is fair to the unaffiliated Cashed Out Stockholders. The consideration represents a 17.4% premium over the minimum appraised value, a 9.8% premium over the current market price, a 17.8% premium over the thirty day average market price, an approximately 52.4% premium over the one year average market price and an approximately 58.4% premium over the three year average market price. There are no indications that without effecting the proposed Reverse/Forward Stock Split the market price for the Common Stock would meet or exceed the consideration being offered any time in the foreseeable future. The Board of Directors and the Special Transactions Committee determined the Reverse/Forward Stock Split is fair to Cashed Out Stockholders in part because it provides them an opportunity to liquidate their holdings at a premium above the minimum appraised value, current market price and average market price and without brokerage commissions. After considering the recommendation of the Special Transactions Committee regarding the independent valuation and the Special Transactions Committee's determination of the price to be paid to Cashed Out Stockholders, the Board of Directors accepted the Special Transactions Committee's recommendation as the consideration to be paid in connection with the Reverse/Forward Stock Split because this consideration provides a premium above the minimum appraised value, current market price and average historical market prices and allows the Cashed Out Stockholders to immediately receive the cash value of their investment in the Company without having to incur transaction costs.


          In performing its going concern value analysis, the Financial Advisor selected the valuation methodologies (i.e., Discounted Cash Flow Method, Guideline Company Method and Transaction Method) it deemed most relevant based on its knowledge of the Company and the Company's expressed intent to continue as an operating entity and not liquidate. See the section entitled "Opinion of Financial Advisor" for a summary of the Financial Advisor's application of these methodologies.


          Neither the Special Transactions Committee nor the Financial Advisor considered the Company's net book value or liquidation value material or relevant in the context of the Reverse/Forward Stock Split. Neither the Special Transactions Committee nor the Financial Advisor calculated the Company's liquidation value, on a per share basis or otherwise.



          The Special Transactions Committee and the Financial Advisor believe that the Company's net book value per share does not properly reflect the Company's earnings stream and cash flow, two factors the Special Transactions Committee and the Financial Advisor consider critical for a meaningful valuation of the Common Stock and Class B Common Stock. Net book value is an accounting construct, the calculation of which is determined in accordance with U.S. generally accepted accounting principles. Net book value is based on the historical cost of a company's assets, and it may or may not properly reflect the economic value to a company's shareholders of those assets or of such company on a going concern basis. Such economic value is customarily determined based on the company's prospective earnings and net cash flow on a going-forward basis. Thus, the Financial Advisor based its going-concern value analysis on the Company's prospective earnings and cash flow, as detailed in the financial projections provided by management of the Company. As set forth in the section of this Proxy Statement entitled "Financial Information--Summary Financial Information," the Company's book value per share at December 31, 2003 was $18.40. The Special Transactions Committee and the Financial Advisor believe that the valuation range of the Common Stock and Class B Common Stock, as determined by the Financial Advisor on a going concern basis, as well as the current market price of the Common Stock, are significantly less than the Company's book value per share due to a number of factors. First, it is important to note that the Company's book value per share at June 30, 2000, prior to the Company's comprehensive debt restructuring in fiscal 2001, was approximately negative $66.70 per share due to the Company's history of losses. During fiscal 2001, the Company effectuated a comprehensive debt restructuring that involved the sale of all of the shares common stock of Barnett Inc. held by Waxman USA Inc., a wholly-owned subsidiary of the Company, for approximately $94.5 million. The net proceeds of such sale were utilized by the Company to, among other things, retire at a substantial discount all of its approximately $127.7 million of public debt. The comprehensive debt restructuring generated approximately $47.5 million of gain from the sale of the Barnett stock and approximately $52.2 million of debt defeasance income, resulting in a significant increase in the Company's book value per share.



          Several factors relating to the earnings and cash flow capacity of the Company's assets on a going-forward basis may also contribute to the disparity between the Company's book value per share and the valuation range of the Common Stock and Class B Common Stock, as determined by the Financial Advisor on a going concern basis, as well as the current market price of the Common Stock. Such factors include: (i) the fact that the Company's selling, general and administrative costs, as a percentage of sales, is higher than that of many companies, (ii) the fact that certain affiliates of the Company control the Company through ownership of Class B Common Stock (each share of which counts for ten votes on all matters presented to the Company's stockholders for a vote), and (iii) the fact that the Company has not paid dividends on its capital stock since 1993 and is prohibited from doing so pursuant to the terms of its senior credit facility. In addition, the thinly traded nature of the Common Stock may contribute to the disparity between the current market price of Common Stock and the Company's book value per share.



          The Special Transactions Committee also does not consider liquidation value material or relevant given the fact the Company's programs with retailers consist primarily of proprietary packaged goods programs (either goods packaged under the customers' private label or under the Company's brands), which would have little value to any potential purchaser of the Company's assets in a liquidation. The Company's experience in liquidating unused (but not obsolete) private label and branded packaged inventory supports this conclusion. Although not calculated by the Special Transactions Committee, the liquidation value of the Company would likely reflect an arbitrarily low valuation, and thus using liquidation value to help set the cash-out consideration in the Reverse/Forward Stock Split would have supported a price lower than that the Board of Directors and Special Transactions Committee believed would be appropriate in light of their desire to ensure that Cashed Out Stockholders receive fair value for their cancelled shares.


          (2)       Significant cost and time savings for the Company.

          By reducing the number of stockholders of record to below 300 and deregistering the Common Stock under the Exchange Act, we expect (i) to save approximately $280,000 per year in professional fees and expenses that we have historically incurred in connection with the preparation and filing of reports required by the Exchange Act, (ii) to save approximately $170,000 in one-time expenses that otherwise would have been incurred in fiscal 2004 in connection with compliance with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act of 2002, (iii) to save approximately $230,000 per year in expenses that otherwise would have been incurred in connection with compliance with Section 404 of the Sarbanes-Oxley Act and (iv) to save approximately $50,000 per year in expenses that otherwise would have been incurred in connection with compliance with additional provisions of the Sarbanes-Oxley Act. The termination of reporting obligations will also alleviate a significant amount of time and effort previously required of our executive officers to prepare and review these ongoing reports and filings. See "Reasons for the Reverse/Forward Stock Split" for a more detailed discussion of these cost savings.

          (3) Ability to control decision to remain a holder of Common Stock or liquidate Common Stock.

          Another factor considered by the Special Transactions Committee in determining the fairness of the transaction to unaffiliated stockholders is that current holders of fewer than 100 shares of Common Stock may elect to remain stockholders of the Company following the Reverse/Forward Stock Split by acquiring additional shares so that they own at least 100 shares of the Common Stock immediately before the Reverse/Forward Stock Split. Conversely, stockholders that own 100 or more shares of Common Stock who desire to liquidate their shares in connection with the Reverse/Forward Stock Split at the premium price offered may reduce their holdings to less than 100 shares by selling shares prior to the Reverse/Forward Stock Split. The Special Transactions Committee considers the structure of the going private transaction to be fair to unaffiliated stockholders because it allows them a measure of control over the decision of whether to remain stockholders after the Reverse/Forward Stock Split or to receive the cash consideration offered in connection with the Reverse/Forward Stock Split.

          (4) No material change in percentage ownership of officers and directors.


          Because only an estimated 37,993 out of 1,218,179 shares of the Common Stock and Class B Common Stock will be eliminated as a result of the Reverse/Forward Stock Split, the percentage ownership of Continuing Stockholders will be approximately the same as it was prior to the Reverse/Forward Stock Split. For example, our officers and directors currently beneficially own approximately 28.8% and 90.3% of the outstanding Common Stock and Class B Common Stock, respectively, and will beneficially own approximately 29.4% and 96.6% of the Common Stock and Class B Common Stock, respectively, following completion of the Reverse/Forward Stock Split. Due to the disparity in voting power, the aggregate voting power of the officers and directors will increase from 68.8% to 72.3%. We believe that structuring the transaction in a manner that preserves the approximate percentage ownership of the Continuing Stockholders, whether affiliated or unaffiliated, supports the fairness of the transaction to the unaffiliated stockholders.


                    FACTORS NOT IN SUPPORT OF THE REVERSE/FORWARD STOCK SPLIT:

          (1) Substantial or complete reduction of public sale opportunities.

          Following the Reverse/Forward Stock Split and the deregistration of the Common Stock under the Exchange Act, we anticipate that the public market for shares of Common Stock will be substantially reduced or eliminated altogether. Stockholders of the Company likely no longer will have the option of selling their shares of Common Stock in a public market. While shares may be listed in the Pink Sheets(R), any current public market for the Common Shares likely will be highly illiquid after the suspension of our periodic reporting obligations.

          (2) Termination of publicly available information.

          Upon terminating the registration of the Common Stock under the Exchange Act, our duty to file periodic reports with the Securities and Exchange Commission will be suspended. Information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated the registration of the Common Stock. Upon our suspension of filing reports with the Securities and Exchange Commission, investors seeking information about us will have to contact us directly to receive such information. We may or may not provide investors with requested information. While the Special Transactions Committee acknowledges the circumstances in which such termination of publicly available information may be disadvantageous to our stockholders, the Special Transaction Committee believes that the overall benefits to the Company of no longer being a public reporting company substantially outweigh the disadvantages thereof, and, accordingly, the Company believes that the Reverse/Forward Stock Split is in the best interests of the Company.


          (3) Possible significant decline in the value of the Common Stock and Class B Common Stock.



          Because the limited liquidity for the shares of Common Stock (as described in paragraph (1) above), the termination of the Company's obligation to make public financial and other information expected to result following the Reverse/Forward Stock Split and the deregistration of the Common Stock under the Exchange Act (as described in paragraph (2) above), and the diminished opportunity for stockholders of the Company to monitor the management of the Company due to the lack of public information, Continuing Stockholders may experience a significant decrease in the value of their shares of Common Stock and/or Class B Common Stock.



          (4) Inability to participate in any future increases in value of Common Stock and Class B Common Stock.


          Cashed Out Stockholders will have no further financial interest in the Company with respect to their cashed out shares and thus will not have the opportunity to participate in the potential appreciation in the value of such shares. The Special Transactions Committee determined that this factor does not make the transaction unfair to unaffiliated stockholders because those unaffiliated stockholders who wish to remain stockholders after the Reverse/Forward Stock Split can do so by acquiring additional shares so that they own at least 100 shares of Common Stock immediately before the Reverse/Forward Stock Split. Furthermore, the consideration offered for the Common Stock and Class B Common Stock being cashed out in connection with the Reverse/Forward Stock Split takes into account the estimated going concern value of such shares, which value includes a premium over the previous market value of such shares, using the methodology described below in the calculation of the appraised value.

          The Board of Directors and the Special Transactions Committee believe that the factors mentioned above, when viewed together, support a conclusion that the Reverse/Forward Stock Split is fair to the Company's unaffiliated stockholders because under the proposed Reverse/Forward Stock Split, Cashed Out Stockholders will receive an amount per share of Common Stock and Class B Common Stock which represents a premium over both the minimum appraised value and the current market value for that stock. Unaffiliated stockholders will have some measure of control over whether they remain stockholders after the Reverse/Forward Stock Split by acquiring additional shares so that they own at least 100 shares of Common Stock immediately before the Reverse/Forward Stock Split. Those unaffiliated stockholders who continue as stockholders following the Reverse/Forward Stock Split will maintain approximately the same percentage ownership that they had prior to the Reverse/Forward Stock Split. The potential loss of liquidity in shares of Common Stock does not appear to be a significant loss given the relatively low trading volume of the Common Stock. Furthermore, the Board of Directors and the Special Transactions Committee believe that any detriment associated with the reduction in public information available regarding our operations and financial results will be offset by the savings in costs and management time expected to be realized from termination of our public reporting obligations.

          We have not structured the Reverse/Forward Stock Split to require the separate approval of at least a majority of our unaffiliated stockholders. The Board of Directors appointed the Special Transactions Committee of disinterested directors to approve the terms of the Reverse/Forward Stock Split and has obtained an outside valuation to determine the fair market value of the Common Stock and Class B Common Stock because such procedures tend to ensure the fairness and integrity of the going private transaction.

          The members of the Special Transactions Committee, Irving Friedman and Mark Reichenbaum, in addition to being disinterested directors of the Company, have been board members since 1989 and 2001, respectively, and are very familiar with our business and prospects.

OPINION OF FINANCIAL ADVISOR

          The Special Transactions Committee selected the firm of Stout Risius Ross, Inc. to provide a valuation of the Company and to provide a written opinion with respect to the fairness, from a financial point of view, of the consideration to be paid to Cashed Out Stockholders in lieu of issuing any fractional shares resulting from the Reverse/Forward Stock Split. The method of selection of the Financial Advisor involved the identification of possible financial advisory firms by the Chief Financial Officer of the Company and the Special Transactions Committee, and the review by the Special Transactions Committee of materials regarding such firms and the types of financial advisory services offered by such firms. The Special Transactions Committee selected the Financial Advisor over the other financial advisory firms considered because it possessed the qualifications sought by the Special Transactions Committee, namely experience with transactions similar to the Reverse/Forward Stock Split, the ability to work within the Special Transactions Committee's expected timeframe, and price. The Financial Advisor has not previously provided financial advisory services to the Company, and none of the Financial Advisor's employees who worked on the engagement has any known financial interest in the assets or equity of the Company or the outcome of the engagement. The Financial Advisor received the following compensation from the Company for the services rendered in connection with the Reverse/Forward Stock Split: $25,000 for the Valuation (as defined below), $15,000 for the Fairness Opinion (as defined below) and $3,000 for review of this Proxy Statement. The Financial Advisor may receive additional compensation for further review of this Proxy Statement in connection with the SEC review process. No compensation received or to be received by the Financial Advisor is based on or is contingent on the results of the Financial Advisor's engagement.

          On January 9, 2004, the Financial Advisor made a presentation to the Special Transactions Committee regarding the various analyses performed in conjunction with arriving at a valuation of the Common Stock and Class B Common Stock (the "Valuation"). The full text of the Valuation is attached as Exhibit C to the Schedule 13E-3 and is incorporated herein by reference. On January 22, 2004, the Financial Advisor provided to the Special Transactions Committee a written opinion (the "Fairness Opinion") that, as of the date of such opinion, the per share cash consideration payable to holders of outstanding Common Stock and Class B Common Stock who will hold fractional shares less than one whole share immediately following the proposed Reverse/Forward Stock Split is fair, from a financial point of view. The full text of such opinion, which sets forth assumptions made, matters considered, procedures followed and the qualifications and limitations on the scope of the review undertaken by the Financial Advisor in rendering its opinion, is attached as Exhibit B to the Schedule 13E-3 and is incorporated herein by reference. The Fairness Opinion addressed only the fairness, from a financial point of view as of the date of the opinion, of the consideration to be paid to Cashed Out Stockholders in lieu of issuing any fractional shares resulting from the Reverse/Forward Stock Split, and does not address any other aspect of the Reverse/Forward Stock Split or constitute a recommendation to any holder of Common Stock or Class B Common Stock as to how to vote at the Annual Meeting. In addition, the Fairness

Opinion does not address the relative merits of the Reverse/Forward Stock Split or the other business strategies that the Special Transactions Committee or the Board of Directors considered, nor does it address the decisions of the Special Transactions Committee and the Board of Directors to recommend or proceed with the Reverse/Forward Stock Split.

          The Financial Adviser was not engaged to recommend, nor did it recommend, the consideration to be paid to Cashed Out Stockholders in lieu of fractional shares. Rather, the Financial Advisor provided a valuation range of the Common Stock and Class B Common Stock. The Special Transactions Committee then recommended to the Board of Directors the cash consideration to be paid to Cashed Out Stockholders in lieu of fractional shares, which recommendation was subsequently adopted by the Board of Directors.

          The descriptions of the Valuation and the Fairness Opinion are only summaries. Holders of Common Stock and Class B Common Stock are urged to, and should, read the Valuation and the Financial Opinion in their entirety.

          The Board of Directors and the Special Transactions Committee have each expressly adopted the analyses and conclusions of the Financial Advisor contained in the Valuation and the Fairness Opinion.

          In connection with preparing the Fairness Opinion and the related Valuation, the Financial Advisor conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, the Financial Advisor relied on the following sources of information in performing its analysis:

     - The Company's Annual Reports on Form 10-K for the five fiscal years ended June 30, 1999 through June 30, 2003, and the Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002 and 2003;

     - Company-prepared internal financial statements for the five fiscal years ended June 30, 1999 through June 30, 2003, and for the quarters ended September 30, 2002 and 2003; and

     - Company-prepared financial projections for the fiscal years ending June 30, 2004 through June 30, 2006.

          In addition, the Financial Advisor employed the following procedures in performing its analysis:

     - Interviews of certain members of senior management of the Company, including Mark W. Wester, Chief Financial Officer; Patrick Ferrante, Vice President--Operations; and Michael A. Pendry, Vice President-- Finance, to discuss the Company's history, operations, financial condition, industry and future prospects;

     -    A visit to the Company's headquarters in Bedford Heights, Ohio;

     - A review of the historical market prices and trading volume of the Common Stock, an analysis of the stockholder profile of the Company and the number of stockholders, and a review of publicly available news articles and press releases relating to the Company;

     - A review of publicly available financial data of certain publicly-traded companies that the Financial Advisor deemed comparable to the Company;

     - A review of publicly available financial data of certain merger and acquisition transactions involving companies that the Financial Advisor deemed comparable to the Company; and

     - Such other studies, analyses and inquiries as the Financial Advisor deemed appropriate.

          In preparing and rendering the Fairness Opinion, the Financial Advisor assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by the Company and did not assume any responsibility for nor independently verify such information. The Fairness Opinion is based, in part, upon such information and the assurances of management that they are not aware of any facts that would make such information misleading. With respect to projections furnished to or discussed with the Financial Advisor by the Company's management, the Financial Advisor assumed that such projections had been reasonably prepared and reflected the best currently available estimates and judgments of the future financial performance of the Company.

          In conducting its review, the Financial Advisor did not obtain an independent evaluation or appraisal of any of the Company's assets or liabilities (contingent or otherwise). The Fairness Opinion is necessarily based upon market, economic and other conditions as they existed on, and the information available to the Financial Advisor as of, the date of the opinion. The Fairness Opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may become available, after the date of its written opinion.

          The Fairness Opinion and financial analyses were one of the many factors considered by the Special Transactions Committee in its evaluation of the Reverse/Forward Stock Split and should not be viewed as determinative of the view of the Special Transactions Committee with respect to the Reverse/Forward Stock Split or the cash consideration payable to holders of Common Stock and Class B Common Stock who will hold fractional shares immediately following the Reverse/Forward Stock Split.

          The preparation of a fairness opinion involves complex considerations and various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, an opinion is not readily susceptible to summary description. Each of the analyses conducted by the Financial Advisor was carried out in order to provide a different perspective on the Reverse/Forward Stock Split and to add to the total mix of information available. The Financial Advisor did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the per share cash consideration payable to holders of the Common Stock and Class B Common Stock who will hold fractional shares immediately following the proposed Reverse/Forward Stock Split. Rather, in reaching its conclusion, the Financial Advisor relied upon the results of the analyses taken as a whole and also on application of its own experience and judgment. Accordingly, notwithstanding the separate factors summarized below, the Financial Advisor has indicated to the Special Transactions Committee that it believes that consideration of some of the relevant analyses and factors, without considering all analyses and factors, could create an incomplete or inaccurate view of the evaluation process underlying the Financial Advisor's opinion. For purposes of the analyses described below, the Financial Advisor made no distinction between the Common Stock and the Class B Common Stock, with each outstanding share of such classes being treated identically.

          With respect to the analyses of comparable publicly traded companies and comparable merger and acquisition transactions summarized below, such analyses reflect selected companies, and not necessarily all companies that may be considered relevant in evaluating the Company or the Reverse/Forward Stock Split. In addition, no company used as a comparison is either identical or directly comparable to the Company. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

          The estimates of the Company's future financial performance provided by management contained in or underlying the Financial Advisor's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, the Financial Advisor considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Estimates of the financial value of companies do not purport to reflect the prices at which companies actually may be sold.

               The Special Transactions Committee recommended to the Board of Directors that $7.63 per share be the cash-out price, and the Board of Directors adopted such recommendation in setting the cash-out price at $7.63. The Financial Advisor's Valuation and Fairness Opinion were only one of many factors considered by the Special Transactions Committee and the Board of Directors in their evaluation of the Reverse/Forward Stock Split and should not be viewed as determinative of the views of the Special Transactions Committee or the Board of Directors with respect to the Reverse/Forward Stock Split or the consideration to be paid to Cashed Out Stockholders in lieu of fractional shares.

          In conducting its valuation of the Company and arriving at the Fairness Opinion, the Financial Advisor employed analyses based the following valuation methodologies:

     -    Discounted Cash Flow Method

     -    Guideline Company Method

     -    Transaction Method

          Discounted Cash Flow Method

          The Financial Advisor performed a discounted cash flow analysis to estimate the present value of the future distributable cash flows of the Company. The Financial Advisor used the following assumptions and the following sources of data. First, management furnished the following financial projections (through the Operating Income line, and with respect to the information regarding depreciation and capital expenditures) for fiscal years 2004, 2005 and 2006 (the "projection period"):

                                                                         For the Year Ending
                                                         6/30/2004            6/30/2005             6/30/2006
                                                          Year 1                Year 2                Year 3
                                                          ------                ------                ------
Net Sales                                             $        69,195        $     73,712           $  78,304
Cost of sales                                                  45,386              48,320              51,333
                                                      ---------------        ------------           ---------
Gross profit                                                   23,809              25,932              26,971
Selling, general and administrative expenses                   22,336              23,163              23,923
                                                      ---------------        ------------           ---------
Operating income                                                1,473               2,229               3,048
Interest expense                                                    0                   0                   0

Other income (loss)                                                 0                   0                   0
                                                      ---------------        ------------           ---------
Income before income taxes                                      1,473               2,229               3,048
Provision for income taxes                                        368                 557                 762
                                                      ---------------        ------------           ---------
Debt-free net income                                            1,105               1,672               2,286
Adjustment:
         Plus: depreciation                                     1,453               1,372               1,344
         Less: capital expenditures                            (1,081)             (1,890)             (1,490)
         Plus (less):  change in working
           capital                                              1,121                 (73)               (149)
                                                      ---------------        ------------           ---------
               Distributable cash flow                          2,598               1,081               1,991
Present value factor                                           0.9129              0.7607              0.6339
                                                      ---------------        ------------           ---------

Present value of distributable cash flow              $         2,371        $        822           $   1,262

     - Sales were projected to increase at a 5.3% compound annual growth rate during the projection period;

     - Gross profit margin was projected to remain constant at 34.4% during the projection period;

     - Selling, general and administrative expenses were projected to increase at a 2.9% compound annual growth rate during the projection period;

     - The Financial Advisor utilized a discount rate of 20% to adjust the projected future cash flows to their present value equivalents;

     - The Financial Advisor utilized a long-term growth rate of 4% to capitalize the projected cash flows during the residual period after the three-year projection period.

          The Financial Advisor combined (i) the calculated present value of cash flows for the three fiscal years ending June 30, 2006 with (ii) the estimated present value of residual cash flows for periods after the projection period, to arrive at a total operating value of the Company based on the above assumptions. The Financial Advisor then performed a sensitivity analysis to arrive at a range of total operating values for the Company. Utilizing discount rates ranging from 17% to 23% and long-term growth rates ranging from 2% to 6%, and focusing on the mid-point of the resulting calculations, the Financial Advisor determined an implied range in total operating value of $11,500,000 to $14,200,000.

          Guideline Company Method


          The Financial Advisor also employed a valuation method whereby the value of the Company was estimated by comparing it to public companies that were the most similar to the Company. Once guideline companies were selected, as described below, capitalization multiples were developed by dividing each guideline company's total operating value by appropriate measures of operating results such as sales, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"). After analyzing the risk and return characteristics of the guideline companies relative to the Company, the Financial Advisor, in its professional judgment, estimated multiples to apply to the operating results of the Company to estimate its total operating value.

          The Financial Advisor undertook an extensive review of publicly available information and held discussions with management in order to identify comparable public companies. The Company's primary competitors include small, privately-held companies and divisions of large, multi-national conglomerates. As such, the Financial Advisor found no public companies directly comparable to the Company in terms of size, products and markets served. In the absence of directly comparable public companies, the Financial Advisor searched for companies operating primarily in the building supply (retail home improvement) and industrial supply (plumbing and other hardware products) industries. Based on this search, the Financial Advisor identified eight publicly-traded companies (the "guideline companies") that it deemed, when considered as a whole, provided a reasonable basis for comparison to the Company. The selected companies include:

     -    The Black & Decker Corp.

     -    Fortune Brands Inc.

     -    Hughes Supply Inc.

     -    Masco Corp.

     -    Noland Co.

     -    QEP Co. Inc.

     -    The Stanley Works

     -    Water Pik Technologies Inc.


          Using publicly available information, the Financial Advisor calculated for each of the guideline companies: (i) EBITDA multiples, as determined by dividing the guideline company's total operating value by the guideline company's EBITDA for the latest fiscal year ("LFY"), latest twelve months ("LTM") and next fiscal year ("NFY"); (ii) EBIT multiples, as determined by dividing the guideline company's total operating value by the guideline company's LFY, LTM and NFY EBIT; and (iii) sales multiples, as determined by dividing the guideline company's total operating value by the guideline company's LFY, LTM and NFY sales. In estimating multiples to apply to the operating results of the Company, the Financial Advisor considered differences between the risk and return characteristics of the Company and the guideline companies, reflecting factors such as size, growth, cost structures, profitability, return on investment, liquidity and leverage. Specifically, the Financial Advisor considered the following factors:



     - The Company is smaller than all of the guideline companies, whether measured in terms of revenues, earnings, or assets;



     - The Company's historical sales growth, whether measured with respect to fiscal 2003 or a five-year period (fiscal 1999 to fiscal 2003), is lower than the historical sales growth of all the guideline companies;



     - The Company's earnings growth in fiscal 2003, as reflected by the growth of EBITDA, is lower than the earnings growth of all the guideline companies. The Company achieved positive growth of EBITDA (after adjustments to remove extraordinary items) during the five-year period from fiscal 1999 to fiscal 2003;



     - The Company's gross profit margin is greater than five of the eight guideline companies. Its net operating margin (i.e., operating profitability after consideration of selling, general, and administrative expenses) is lower than the operating margin of all of the guideline companies;

     - The current ratio (current assets minus current liabilities) of the Company is within the range exhibited by the guideline companies; and



     - The Company's ratio of EBIT to interest expense falls below the range indicated by the guideline companies, while its ratio of total debt to EBITDA is above the range exhibited by the guideline companies.



          The Financial Advisor did not select multiples from among the observed multiples of the guideline companies. Instead, based primarily on the consideration of the above factors, the Financial Advisor estimated multiples near the low end of the range (and in most instances, below the low end of the range) of observed multiples of the guideline companies as being applicable to an investment in the Company. Applying the estimated EBITDA, EBIT and sales multiples to the Company's LFY, LTM and NFY operating results, the Financial Advisor determined an implied total operating value range for the Company of $12,500,000 to $16,500,000.


          Transaction Method


          Finally, the Financial Advisor employed a valuation method whereby the value of the Company was estimated by identifying comparable merger and acquisition transactions, determining transaction multiples (e.g., enterprise value to EBITDA), then applying appropriate multiples, based on the observed transaction multiples, to the corresponding operating results of the Company to estimate the Company's total operating value. The Financial Advisor then adjusted the Company's indicated total operating value to reflect that nearly all of the precedent transactions represent change-of-control transactions, whereas the ownership interest valued by the Financial Advisor lacks any attributes of control.


          The Financial Advisor undertook an extensive review of publicly available information in order to identify merger and acquisition transactions involving target companies similar to the Company. Specifically, the Financial Advisor searched databases for transactions involving companies in the building supply and industrial supply industries. Based on this search, the Financial Advisor found more than 200 transactions that met its initial criteria. Eliminating transactions with insufficient financial disclosure and those involving companies which were not sufficiently comparable to the Company to warrant inclusion, the Financial Advisor selected a group of 20 transactions involving target companies in the home improvement and plumbing and hardware supply industries. The selected transactions include target companies ranging in size from $25 million to $1.3 billion in sales with enterprise values (i.e., transaction values) ranging from approximately $7 to $360 million. With approximately $66 million of sales, the Company falls between the median and the lower quartile of the target companies in terms of size. The Company's LTM EBITDA margin of 3.1% falls between the lower quartile and the low EBITDA margin exhibited by the target companies.


          The Financial Advisor then analyzed the selected precedent transactions to determine, among other things, implied valuation multiples paid in such transactions. Accordingly for each of the precedent transactions for which the relevant information was publicly available, the Financial Advisor calculated (i) the ratio of the enterprise value to LTM EBITDA, and (ii) the ratio of the enterprise value to LTM sales. The Financial Advisor then selected multiples, within the range of observed multiples relating to the precedent transactions, to use to apply to the Company's LTM sales and EBITDA.



          Because the ownership interest valued by the Financial Advisor lacks any attributes of control, including, but not limited to, the ability to access synergistic benefits in a change-of-control transaction, the

Financial Advisor reduced the indicated total operating values to reflect lack of control. A discount for lack of control can be inferred by observing control premiums paid in acquisitions of publicly traded companies. Mergerstat Review 2003, published by FactSet Mergerstat, LLC, tracks publicly announced formal transfers of ownership of at least 10% of a company's equity. According to these annual studies, the median premium paid for controlling interests relative to non-controlling interests in publicly traded companies ranged from 30.1% to 41.1% from 1998 to 2002, while the average premium paid during the same time period ranged from 40.7% to 59.7%. However, these premiums reflect acquisition premiums on equity capital, not total capital. Thus, the Financial Advisor reduced the observed premiums to reflect the average industry capital structure of approximately 75% equity and 25% debt, based on the approximate average capital structure (based on market values) of the eight guideline companies discussed previously. As adjusted, the Mergerstat data suggests control premiums on total capital ranging from 22.5% (i.e., 30% multiplied by 75%) to 45% (i.e., 60% multiplied by 75%). The relationship between an acquisition premium and a lack of control discount is expressed in the following formula: DLOC = CP / (1 +
CP), where "DLOC" is the discount for lack of control, and "CP" is the control premium. Accordingly, the lack of control discounts implied by the Mergerstat control premium data range from 18.4% and 31.0%. Based thereon, the Financial Advisor applied a 25% reduction in the indicated total operating values to reflect lack of control and lack of synergies.



          Based on the above-described analysis, the Financial Advisor arrived at a concluded range of the Company's total operating value of between $11,500,000 and $15,000,000.


          Reconciliation and Conclusion of Value


          The Financial Advisor then made certain adjustments to the total operating value ranges determined by using the three valuation methodologies described above (i.e., discounted cash flow method, guideline company method and transaction method), such as adding in the value of cash and non-operating assets and proceeds from outstanding "in-the-money" options and subtracting the value of certain future rent payments and the value of interest-bearing debt, to derive a range of total equity values of the Company. After dividing the total equity value ranges by the Company's fully diluted shares outstanding, the Financial Advisor then arrived at a concluded going concern value per share range of $6.50 to $8.75.


                           GENERAL VOTING INFORMATION

          This Proxy Statement is being furnished to stockholders of the Company in connection with the Annual Meeting to be held at 11:00 a.m., Cleveland time, on [Day], _______ __, 2004, at the offices of the Company. The enclosed proxy is solicited on behalf of the Board of Directors and is subject to revocation at any time prior to the voting of the proxy as provided below. Unless a contrary choice is indicated, all duly executed proxies received by the Company will be voted for:

     1. The election of eight directors of the Company to serve until their successors are elected and qualified; and

     2. The approval of amendments to the Company's Certificate of Incorporation to effect a reverse/forward stock split of the Company's outstanding Common Stock and Class B Common Stock, whereby the Company would effect a 1-for-100 reverse stock split, such that stockholders owning less than 100 shares of Common Stock or Class B Common Stock would have such shares canceled and converted into the right to receive the cash consideration set forth herein, immediately followed by a 100-for-1 forward stock split.

          The approximate date on which this Proxy Statement and the enclosed proxy card are first being sent to stockholders is _______ __, 2004.


          Stockholders of record at the close of business on __________ __, 2004 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. On that date, there were outstanding 1,004,020 shares of Common Stock, and 214,159 shares of Class B Common Stock. Except for any proposal requiring a separate class vote, each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting, and each share of Class B Common Stock is entitled to ten votes on all matters to come before the Annual Meeting. The Company currently has no class of voting securities outstanding other than Common Stock and Class B Common Stock.


          Shares cannot be voted at the Annual Meeting unless the holder thereof is present or represented by proxy. When proxies in the accompanying form are returned, properly executed, the shares represented thereby will be voted as specified thereon. Any stockholder giving a proxy has the right to revoke it at any time prior to its exercise, either in writing delivered to the Secretary of the Company at its executive offices, or in person at the Annual Meeting.

STOCKHOLDERS ENTITLED TO VOTE AT THE ANNUAL MEETING


          Only stockholders of record at the close of business on ____________, 2004 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 1,004,020 shares of Common Stock and 214,159 shares of Class B Common Stock. Except for any proposal requiring a separate class vote, each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting, and each share of Class B Common Stock is entitled to ten votes on all matters to come before the Annual Meeting.


HOW TO VOTE YOUR SHARES

          Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote now by completing and submitting the attached proxy card. You may cast your vote simply by marking your proxy card, and then dating, signing, and returning it in the postage-paid envelope provided. No provision has been made by the Company for Internet or telephone voting of your shares.

HOW TO REVOKE YOUR PROXY

          You may revoke your proxy at any time before it is voted at the Annual Meeting by:

     -    Properly executing and delivering a later-dated proxy;

     -    Voting by ballot at the meeting; or

     - Sending a written notice of revocation to the inspectors of election in care of the Secretary of the Company at the address listed above.

VOTING AT THE ANNUAL MEETING

         Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

         Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting, and (4) you did not revoke your proxy prior to the vote.

         If you send a properly executed proxy card without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

     -   FOR Proposal 1, the election of the nominated slate of directors; and

     -   FOR Proposal 2, the approval of the Reverse/Forward Stock Split.

VOTES REQUIRED TO APPROVE EACH ITEM

         The presence at the Annual Meeting (in person or by proxy) of the holders of at least a majority of the shares outstanding on the record date, ___________ __, 2004, is necessary to have a quorum allowing us to conduct business at the meeting.

         The following votes are required to approve each item of business at the meeting:

     - Election of Directors (Proposal 1). The affirmative vote of the holders of plurality of the shares of Common Stock and Class B Common Stock (voting together as one class) outstanding and entitled to vote (in person or by proxy) at the meeting;

     - Reverse/Forward Stock Split (Proposal 2). The affirmative vote of the holders of a majority of the shares Common Stock and Class B Common Stock (voting together as one class) outstanding and entitled to vote (in person or by proxy) at the meeting;

     - Other Items. The affirmative vote of a majority of the shares Common Stock and Class B Common Stock (voting together as one class) outstanding and entitled to vote (in person or by proxy) at the meeting is required to approve any other items of business that may properly come before the meeting and do not require a separate class vote.

         The directors and officers of the Company, who together own a majority of the voting power of the Common Stock and Class B Common Stock outstanding and entitled to vote at the Annual Meeting, have indicated that they will vote in favor of Proposals 1 and 2 at the Annual Meeting.

         Broker "no-votes" and abstentions have no effect on the outcome of the vote for the election of directors or any other items, except that they will have the effect of a negative vote on Proposal 2. Broker "no-votes" occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         The authorized number of directors of the Company is currently eight. Management recommends that eight directors be elected to serve until their respective successors are elected and qualified. All of the nominees are currently directors of the Company.

         Unless otherwise directed, all proxies (unless revoked or suspended) will be voted for the election of the eight nominees for director set forth below. If, for any reason, any nominee is unable to accept such nomination or to serve as a director, an event not currently anticipated, the persons named as proxies reserve the right to exercise their discretionary authority to substitute such other person or persons as the case may be, as a management nominee, or to reduce the number of management nominees to such extent as they shall deem advisable. The Company is not aware of any reason why any nominee should become unavailable for election, or if elected, should be unable to serve as a director. Set forth below is certain information with respect to the nominees. All of the nominees are currently directors of the Company. Armond and Melvin Waxman are brothers, Judy Robins is their sister, Laurence Waxman is Melvin Waxman's son and Todd Waxman is Armond Waxman's son.

      NAME, AGE AND
POSITIONS WITH THE COMPANY                    BUSINESS EXPERIENCE
--------------------------------------------------------------------------------
Melvin Waxman, 70                   Mr. Melvin Waxman has been a Chief Executive
Chairman of the Board and Co-       Officer of the Company for over 20 years, a
Chief Executive Officer             director of the Company since 1962 and
                                    Chairman of the Board of the Company since
                                    August 1976 (Co-Chairman from June 1995 to
                                    April 1996). Mr. Waxman was the Chairman of
                                    the Board of Barnett Inc. ("Barnett"),
                                    formerly a wholly-owned subsidiary of the
                                    Company, until the Company sold its Barnett
                                    stock on September 27, 2000.

Armond Waxman, 65                   Mr. Armond Waxman has been the President and
President, Co-Chief Executive       Treasurer of the Company since August 1976
Officer and Director                and Co-Chief Executive Officer since June
                                    1995. Mr. Waxman has been a director of the
                                    Company since 1962. Mr. Waxman was the
                                    Vice-Chairman of the Board of Barnett until
                                    the Company sold its Barnett stock on
                                    September 27, 2000.

Laurence S. Waxman, 47              Mr. Laurence Waxman was elected Executive
Executive Vice President and        Vice President of the Company in August 2002
Director                            and had been Senior Vice President of the
                                    Company since November 1993. He is also
                                    President of Waxman Consumer Products Group,
                                    Inc. ("Consumer Products"), a wholly-owned
                                    subsidiary of the Company, a position he has
                                    held since 1988. Mr. Waxman joined the
                                    Company in 1981. Mr. Waxman was appointed to
                                    the board of directors of the Company in
                                    July 1996.

      NAME, AGE AND
POSITIONS WITH THE COMPANY                    BUSINESS EXPERIENCE
--------------------------------------------------------------------------------
John S. Peters, 55                  Mr. Peters is the Chairman and Chief
Director                            Executive Officer of Handl-it, Inc., a
                                    logistics, distribution services and
                                    packaging business Mr. Peters founded in
                                    1992. Mr. Peters was the Senior Vice
                                    President - Operations of the Company from
                                    1988 until September 1997 and served the
                                    Company in other executive capacities since
                                    October 1974. Mr. Peters resigned as a full
                                    time employee in September 1997 due to the
                                    growth of Handl-it, but has provided certain
                                    consulting services to the Company since
                                    that date. Mr. Peters was elected as a
                                    director in March 2000.

Irving Z. Friedman, 71              Mr. Friedman is a stockholder and Treasurer
   Director                         of Furniture Services Industry, Inc., a
                                    company that provides fabric and leather
                                    protection products to the furniture
                                    industry. He is also a certified public
                                    accountant and from 1981 through 2001 was a
                                    partner with the firm of Krasney Polk
                                    Friedman & Fishman. Mr. Friedman has been a
                                    director of the Company since 1989 and is
                                    the chairman of the Company's Audit
                                    Committee, Compensation and Stock Option
                                    Committee and Special Transactions
                                    Committee.

Judy Robins, 55                     Mrs. Robins has been a director of the
   Director                         Company since 1980. Mrs. Robins has owned
                                    and operated an interior design business for
                                    more than the past five years. Mrs. Robins
                                    is the sister of Messrs. Melvin and Armond
                                    Waxman and the wife of the Secretary of the
                                    Company. Until August 2002, Mrs. Robins
                                    served on the Company's Audit Committee.

Mark Reichenbaum, 53                Mr. Reichenbaum is the President of HAJA
Director                            Capital Corporation, an investment firm and
                                    Co-Chairman of Clean Rite Center LLC, a
                                    retail chain of laundry service super stores
                                    with locations around New York. Until
                                    October 1997, Mr. Reichenbaum was the
                                    President of Medo Industries, Inc., a large
                                    manufacturer and distributor of automotive
                                    air fresheners worldwide, which was sold to
                                    Quaker State Corporation in 1996. Mr.
                                    Reichenbaum is a director of Urecoats
                                    Industries Inc., a developer, manufacturer
                                    and marketer of comprehensive
                                    weatherproofing products and solutions for
                                    the construction and building products
                                    industries. Mr. Reichenbaum has been a
                                    director of the Company since 2001 and is a
                                    member of the Company's Audit Committee and
                                    Special Transactions Committee.

Todd Waxman, 38                     Mr. Todd Waxman is the President of North
Director                            Park Real Estate Group, a real estate
                                    development and management company. Mr. Todd
                                    Waxman is the son of Mr. Armond Waxman and
                                    became a director of the Company in May
                                    2003.

LEGAL PROCEEDINGS

         No director or executive officer of the Company is party to any material pending legal proceeding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company is required to identify any officer, director or beneficial owner of more than 10% of the Company's equity securities who failed to timely file with the Securities and Exchange Commission a required report relating to ownership and changes in ownership of the Company's equity securities. Based on material provided to the Company by such officers, directors and beneficial owners of more than 10% of the Company's equity securities, the Company believes that during the fiscal year ended June 30, 2003, there was compliance with all such filing requirements.

INFORMATION RELATING TO THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE
BOARD

         The Board of Directors held four meetings during the fiscal year ended June 30, 2003 and on several occasions took action by unanimous written consent. The Company has an Executive Committee, Audit Committee and Compensation and Stock Option Committee. Messrs. Melvin and Armond Waxman and Mr. Irving Friedman serve on the Executive Committee; Mr. Friedman and Mr. Reichenbaum serve on the Audit Committee; and Mr. Friedman and Mr. Peters serve on the Compensation and Stock Option Committee. The Company does not have a nominating committee. All directors attended at least 75% of the Board and committee meetings during fiscal 2003.

         The Company's Audit Committee primary function is described in detail in the Audit Committee Charter, which has been filed as an appendix to the proxy statement relating to the December 3, 2002 annual meeting of stockholders. The Audit Committee Charter is also available on the Company's website at http://www.waxmanind.com under the "Corporate Governance" section. Each member of the Audit Committee is an independent director under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors is comprised of two independent directors and operates pursuant to a written charter. The Audit Committee meets with management and the Company's independent auditors no less than quarterly to ensure that each is carrying out its responsibilities. During fiscal 2003, the Audit Committee met on five occasions. The Audit Committee consists of Irving Friedman (chairman) and Mark Reichenbaum. The Audit Committee has reviewed the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, and has monitored the independence of the Company's independent auditors. The independent auditors have full and free access to the Audit Committee.

         The Audit Committee has also reviewed and discussed with the Company's management and independent auditors the audited and consolidated financial statements presented in Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards 61, Communication with Audit Committees, as currently in effect. The Audit Committee has received written disclosures and a letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the auditors the auditors' independence.

         Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003 for filing with the Securities and Exchange Commission.

                           MEMBERS OF THE COMMITTEE:

                           Irving Friedman, Chairman
                           Mark Reichenbaum

    COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee") determines the compensation of the Company's Co-Chief Executive Officers and administers the Company's 2002 Stock Incentive Plan. The Compensation Committee is comprised solely of non-employee directors who are not eligible to participate in any of the executive compensation programs of the Company. In October 2002, Judy Robins, the sister of Melvin and Armond Waxman, resigned as a member of this committee. The Compensation Committee consists of Irving Friedman (chairman) and John Peters. The Compensation Committee held one meeting during fiscal 2003, took action by unanimous written consent and communicated throughout the year on various compensation and stock option matters. The proxy rules require the Compensation Committee to disclose its bases for compensation of executive officers and for compensation reported for Melvin and Armond Waxman, the Co-Chief Executive Officers of the Company, and to discuss the relationship between the Company's performance during fiscal 2003 and compensation.

         The Company's compensation policy reflects its belief that the compensation of its senior executive officers should provide total compensation reasonably comparable and competitive to that offered by similarly situated companies and to align the interests of its executive officers with the long term interests of the Company's stockholders with the grant of equity based awards. The object of these awards is to reinforce and advance the long-term interest of the Company and its stockholders. These awards provide rewards to executives upon the creation of incremental stockholder value and have the potential of providing significant benefit to the executives as the price of the Company's stock appreciates, thereby directly linking the interests of executives with those of stockholders. The equity based awards granted to the senior executive officers in fiscal 2003 were a replacement of the same number of equity based awards voluntarily terminated in fiscal 2002 and approved by stockholders.

         Cash compensation of the Co-Chief Executive Officers is established by the Compensation Committee, as well as grants of stock options and other stock based awards for all executive officers and employees, including the Co-Chief Executive Officers.

         While competitive practices are taken into account in determining cash compensation, the Compensation Committee believes that the most important considerations in setting annual compensation are individual merit, the Company's financial performance and achievement of strategic objectives approved by the Board of Directors. The Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Compensation Committee appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors such as contributions of executive officers to the achievement of the Company's strategic goals in the difficult business environment in which it operates, the managerial effectiveness and teamwork of individual executive officers and the implementation of policies and measures that are intended to provide the stability and benefit the Company's long-term performance.

         The compensation of the Company's Co-Chief Executive Officers has been designed to provide them with a fair salary and to reward them for their ongoing efforts towards improving the efficiencies of the Company's continuing operations and establishing strategies to grow its operations. The Compensation Committee approved the base salary that was paid to each of them. In recognition of the Company's profitability during a difficult economy and growth of the industrial sales program, Armond Waxman and Melvin Waxman received a discretionary bonus of $97,000 and $26,000, respectively during fiscal 2003. In lieu of a larger bonus for Melvin Waxman, the Company made a contribution of $7,000 during fiscal 2003 to a charitable organization designated by Melvin Waxman.

         The Compensation Committee does not establish the cash compensation levels for the Company's other executive officers. The Board has delegated to the Co-Chief Executive Officers the responsibility for establishing the salaries and bonuses payable to those individuals. However, the grants of stock options and other equity-based compensation are the responsibility of the Compensation Committee. As a result, the members of the Compensation Committee are able to review and have input into the overall levels of compensation provided to executive officers and, in their role as Board members, are in a position to review the performances of those individuals with the Co-Chief Executive Officers.

         Section 162(m) of the Internal Revenue code of 1986, as amended (the "Code"), which was enacted in 1993, generally disallows a tax deduction for compensation paid or accrued in excess of $1 million with respect to the chief executive officer and each officer and each of the four most highly compensated employees of a publicly held corporation. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The 1992 Stock Option Plan, 1996 Directors Plan and 2002 Stock Incentive Plan complied with these requirements.

         In December 2002, the Company's stockholders approved the 2002 Stock Incentive Plan at the Company's 2002 Annual Meeting of Stockholders. In July 2003, the Company granted 176,655 stock options under the 2002 Stock Incentive Plan in replacement of stock options that had been issued under the Company's 1992 Non-Qualified and Incentive Stock Option Plan and 1994 Non-Employee Directors Stock Option Plan and that were terminated in January 2002. Such new options were granted at an exercise price of $5.91 (equivalent to the fair market value of the underlying Common Stock on the date of the grant), all of which are currently outstanding, and none of which have been exercised or cancelled.

         The following table shows all individual grants of stock options pursuant to such option replacement program during the fiscal year ended June 30, 2003.

                               OPTION REPLACEMENTS

                                     Number of
                                    Securities                                Average                         Length(s) of
                                    Underlying       Market Price of     Exercise Price at        New        Original Option
                                      Options        Stock at Time of    Time of Repricing     Exercise     Term Remaining at
    Name             Date           Repriced (#)       Repricing ($)            ($)            Price ($)    Date of Repricing
    ----             ----          ------------      ----------------    -----------------     ---------    ------------------
Melvin Waxman       7/08/03           50,000              $5.91                $22.50            $5.91            21 mos.
Armond Waxman       7/08/03           50,000              $5.91                $22.50            $5.91            21 mos.
Laurence Waxman     7/08/03           30,000              $5.91                $26.04            $5.91          21 - 67 mos.
Mark Wester         7/08/03            5,500              $5.91                $27.54            $5.91          50 - 92 mos.
Patrick Ferrante    7/08/03            2,750              $5.91                $26.82            $5.91          21 - 92 mos.

                           MEMBERS OF THE COMMITTEE:

                           Irving Friedman
                           John Peters

         The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Act of 1934, as amended, except to the extent that the Company specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.

DIRECTOR NOMINATIONS

         The Company does not have a standing nominating committee or a committee performing similar functions. Each director participates in the consideration of director nominees, and thus the Board of Directors believes that a separate nominating committee is unnecessary. The Board of Directors does not have a charter relating to the nominating functions performed by its members. Irving Friedman and Mark Reichenbaum are the only members of the Board of Directors who are independent. Messrs. Friedman and Reichenbaum, who are also the sole members of the Company's Audit Committee and Special Transactions Committee, are independent directors under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.

         The Board of Directors will consider director candidates properly submitted by stockholders in accordance with the procedures set forth in Rule 14a-8 under the Exchange Act (without giving effect to the ability of the Company to exclude director proposals, as is otherwise provided by Rule 14a-8(i)(8)).

         The Board of Directors does not specify formal minimum qualifications that must be met by a nominee for director; however; the Board of Directors believes that industry knowledge, sales, distributing and retail experience, and financial acumen are some of the specific qualities and skills that its members should ideally possess.

         The Board of Directors does not have a formalized process for identifying and evaluating nominees for director. Members of the Board of Directors generally stand for re-election on an annual basis. From time to time, one or more directors may identify an individual known to such director(s) to possess some or all of the above-referenced qualifications. Any director seeking to nominate such individual for appointment or election to the Board of Directors would then describe the background and qualifications of such individual to the Board of Directors at a duly convened meeting thereof. The Board of Directors would then vote to either appoint or not appoint the such person to the Board of Directors or nominate such individual for election as director by the stockholders. There are no differences in the manner in which the Board of Directors would evaluate nominees for director recommended by security holders as opposed to nominees recommended by the Board of Directors itself.

         Each nominee for director is standing for re-election, other than Todd Waxman, who was appointed director by resolution of the Board of Directors on May 8, 2003 and is nominated for election by the full Board of Directors.

         The Company does not pay a fee to any third party to identify or evaluate or assist the Company in identifying or evaluating potential nominees for director.

COMMUNICATIONS BETWEEN SECURITY HOLDERS AND THE BOARD OF DIRECTORS

         The Company has in place a process for security holders to send communications to the Board of Directors indirectly. As described on the Company's website (www.waxmanind.com) and in certain filings made with the Securities and Exchange Commission, including this Proxy Statement, stockholders may contact the Company by using the following email address: info@waxmanind.com. The Company's experience has been that stockholder communications are sent in this manner only on a highly sporadic basis. Any emails sent to this address are reviewed by an executive officer of the Company. Correspondence containing content of sufficient materiality, as determined on a case-by-case basis, are then described or sent to one or more members of the Board of Directors. The Company does not have, nor does it anticipate the need to have, a procedure whereby stockholders can send communications directly to the members of the Board of Directors.

POLICY WITH REGARD TO DIRECTORS' ATTENDANCE AT ANNUAL MEETINGS

         The Company believes that its directors should make a reasonable effort to attend the Company's annual stockholders meetings, but the Company recognizes that scheduling constraints or other issues often prevent some directors from attending such meetings. A majority of the members of the Board of Directors generally attend the Company's annual meetings. Five out of seven directors attended the last annual meeting of stockholders, which took place on December 3, 2002, with the remaining directors attending telephonically the immediately subsequent meeting of the Board of Directors.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation paid for services rendered during fiscal 2003 to the Co-Chief Executive Officers and the three other most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE


                                                                                             Long Term Compensation
                                                        Annual Compensation            ----------------------------------
                                                                (1)                     Securities
                                                    ---------------------------         Underlying             All Other
   Name and Principal Position          Year          Salary        Bonus ($)            Options #           Compensation
   ---------------------------          ----        ----------    -------------        -------------            -------
                                                       ($)             (2)                  (3)                 ($) (4)
                                                    ----------    -------------        -------------            -------
Melvin Waxman                           2003          316,956         26,000             50,000                  64,897
Chairman of the Board and Co-Chief      2002          287,475             --                 --                 133,941
Executive Officer                       2001          293,154             --                 --                 126,362

Armond Waxman                           2003          347,657         97,000             50,000                 138,132
President and Co-Chief Executive        2002          301,984         75,000                 --                 247,026
Officer                                 2001          318,270             --                 --                 138,752

Laurence Waxman                         2003          276,000        110,000             30,000                  42,266
Senior Vice President                   2002          250,904        100,000                 --                  53,648
                                        2001          200,000             --                 --                  33,685

Mark Wester                             2003          143,978         28,000              5,500                   3,850
Senior Vice President and Chief         2002          128,893             --                 --                   5,145
Financial Officer                       2001          128,000        100,000                 --                   5,221

Patrick Ferrante                        2003          100,700         20,000              2,750                     588
Vice President - Operations             2002          101,332             --                 --                      --
                                        2001           83,529         25,000                 --                      --


(1) Certain executive officers received compensation in fiscal 2003, 2002 and 2001 in the form of perquisites, the amount of which does not exceed reporting thresholds.

(2) The executive officers named in the Summary Compensation Table received their bonuses under the Company's Profit Incentive Plan. Messrs. Armond and Melvin Waxman received their bonuses at the discretion of the Compensation and Stock Option Committee.

(3) Represents fully vested stock options that were granted in July 2002 to replace stock options that had been voluntarily terminated by the option holders in January 2002. These options are exercisable at a per share price of $5.91 (equivalent to the fair market value of the underlying Common Stock on the date of the grant). At June 30, 2003, the price of the Company's stock was $4.00 per share and none of the options granted were in-the-money.

(4) Amounts principally represent premiums on split-dollar life insurance policies, other insurances, medical expense reimbursement and the cost of providing an automobile to certain executives. During fiscal 2003. the Company paid premiums on split-dollar life insurance policies totaling $140,871, but suspended payments in March 2003, pending further information regarding the impact that the Sarbanes-Oxley Act may have on split-dollar policies for executive officers.

STOCK OPTION GRANTS

         In December 2002, the Company's stockholders approved the 2002 Stock Incentive Plan at the Company's 2002 Annual Meeting of Stockholders. In July 2003, the Company granted 176,655 stock options under the 2002 Stock Incentive Plan in replacement of stock options that had been issued under the Company's 1992 Non-Qualified and Incentive Stock Option Plan and 1994 Non-Employee Directors Stock Option Plan and that were terminated in January 2002. Such new options were granted at a per share exercise price of $5.91 (equivalent to the fair market value of the underlying Common Stock on the date of the grant), all of which are currently outstanding, and none of which have been exercised or cancelled.

         The following table shows all individual grants of stock options to the Executive Officers named in the Summary Compensation Table during the fiscal year ended June 30, 2003.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                               % of Total
                                 Number of      Options                                             Potential Realizable Value at
                                 Securities     Granted to                                          Assumed Rates of Stock Price
                               Underlying the  Employees in      Exercise or                       Appreciation for Option Term (2)
                                  Options        Fiscal           Base Price     Expiration        --------------------------------
Name                             Granted (1)      Year           ($ / share)       Date                 5%                 10%
----                            ------------     ------          -----------     ----------        -------------        ----------
Melvin Waxman..............     50,000            28.30%           $5.91          7/08/13             $185,838           $470,951
Armond Waxman..............     50,000            28.30%           $5.91          7/08/13             $185,838           $470,951
Laurence Waxman............     30,000            16.98%           $5.91          7/08/13             $111,503           $282,571
Mark Wester................      5,500             3.11%           $5.91          7/08/13              $20,442           $ 51,805
Patrick Ferrante...........      2,750             1.56%           $5.91          7/08/13              $10,221           $ 25,902

(1) In a transaction approved by stockholders at the Company's 2002 Annual Meeting, the options were granted on July 10, 2003 at the fair market value on the date of grant in replacement for equity-based awards voluntarily terminated by the optionees in January 2002 (more than six months from the date of grant). All options expire 10 years from the date of grant and were fully vested at the date of grant because the equity-based awards were fully vested at the time they were voluntarily terminated by the optionees.

(2) As required by SEC rules and regulations, potential realizable values are based on the assumption that the Common Stock price appreciates at the annual rates shown compounded annually from the date of grant until the end of the ten-year option term and are not intended to forecast appreciation in stock price. The Company's Common Stock price at the end of the ten-year term based on a 5% and 10% annual appreciation would be $9.63 per share and $15.33 per share, respectively.

STOCK OPTION EXERCISES

         The following tables set forth information with respect to (i) the number of unexercised options held by each of the Executive Officers named in the Summary Compensation Table who held options as of June 30, 2003 and (ii) the value of unexercised in-the-money options held by such persons as of June 30, 2003:

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                                                       Value of Unexercised
                                                                                                       In-the-Money Options
                                                                Number of Securities Underlying        at Fiscal Year-End ($)
                                  Shares          Value                   Unexercised               ----------------------------
                               Acquired on       Realized        Options at Fiscal Year End (#)                          Not
Name                           Exercise (#)        ($)           Exercisable / Unexercisable        Exercisable      Exercisable
----                           ------------      --------     ---------------------------------     -----------      -----------
Melvin Waxman..............        --               --               50,000    /       None               0                0
Armond Waxman..............        --               --               50,000    /       None               0                0
Laurence Waxman............        --               --               30,000    /       None               0                0
Mark Wester................        --               --                5,500    /       None               0                0
Patrick Ferrante...........        --               --                2,750    /       None               0                0

DIRECTOR REMUNERATION

         Each director who is not an employee of the Company received a fee of $3,000 for the first fiscal quarter of 2003 and $4,000 for each fiscal quarter thereafter for services as a director plus a fee of $1,000 plus traveling expenses for each board meeting he or she attended. Mr. Peters, due to his consulting role with the Company, has agreed to a reduced quarterly director fee of $2,000, and has elected to not receive any reimbursement for traveling expenses. See "Certain Relationships and Related Transactions."

EMPLOYMENT AGREEMENTS

         Mr. Laurence Waxman entered into an employment agreement with Consumer Products, which became effective as of November 1, 1994 and had an initial term that expired on October 31, 1999. The Agreement is automatically extended for successive one-year periods, unless either party provides written notice of the intent not to extend the Agreement, not less than one year prior to the extended term. Pursuant to such employment agreement, Mr. Laurence Waxman is to serve as President of Consumer Products, and is also to serve in such further offices or positions with Consumer Products or any subsidiary or affiliate of Consumer Products as shall, from time to time, be assigned by the Board of Directors of Consumer Products. Mr. Laurence Waxman's employment agreement provides for an annual salary of $200,000 for the first year of the employment agreement and provides that for each year thereafter the annual salary will be increased by six percent of the prior year's salary. In fiscal 2002, his salary was increased to $225,000 partially through the fiscal year. Additional increases in salary and the granting of bonuses to Mr. Laurence Waxman will be determined by Consumer Products, in its sole discretion, based on such individual's performance and contributions to the success of Consumer Products, his responsibilities and duties and the salaries of other senior executives of Consumer Products. Bonuses in the amount of $110,000 and $100,000 were granted to Mr. Laurence Waxman in fiscal 2003 and 2002, respectively. The employment agreement provides that upon termination of employment by Mr. Laurence Waxman for good reason (as defined therein) or by the Company for any reason other than death, disability (as defined therein) or cause (as defined therein), Mr. Laurence Waxman will be entitled to receive all of the compensation he would otherwise be entitled to through the end of the term of the agreement. The employment agreement also contains provisions which restrict Mr. Laurence Waxman from competing with the Company or Consumer Products during the term of the agreement and for two years following the termination thereof.

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mrs. Judy Robins, a member of the Compensation and Stock Option Committee until October 2002, owns a 13% equity interest in Aurora Investments Company ("Aurora Investments"). All of the other equity interests in Aurora Investments are owned by Melvin Waxman (34%), Armond Waxman (34%) and members of their and Mrs. Robins' families (19%). Armond and Melvin Waxman are brothers and Judy Robins is their sister. Effective July 1, 2002, the Company exercised its option to renew a 5 year lease with Aurora Investments for 9,000 square feet of office space and 20,000 square feet of warehouse space at 24455 Aurora Road, Bedford Heights, Ohio. This facility, which consists of 9,000 square feet of office space and 114,000 square feet of warehouse space, was originally developed entirely for Consumer Products. Consumer Products had leased the entire facility until June 30, 2002. Consumer Products' rent expense under this lease was $167,157 in fiscal 2003, which management believes is competitive with other rates in the area.

         Melvin Waxman and Armond Waxman are directors and co-owners of Handl-it, along with John Peters, a current member of the Compensation and Stock Option Committee. Messrs. Melvin and Armond Waxman received director fees of $6,000 and $8,000, respectively, and consulting income of $18,000 and $20,000, respectively, from Handl-it during the twelve months ended June 30, 2003 and 2002, respectively.

PERFORMANCE GRAPH

         Set forth below is a graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock, the Standard & Poor's 500 Composite Stock Index and the Standard & Poor's Building Materials Index for the period of five fiscal years commencing with fiscal 1998. The graph assumes $100 invested on July 1, 1998 in the Company and each of the other indices.

                               [PERFORMANCE GRAPH]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
               AMONG WAXMAN INDUSTRIES, INC., THE S & P 500 INDEX
                     AND THE S & P BUILDING PRODUCTS INDEX

                                                    Cumulative Total Return
                                 -------------------------------------------------------------
                                  6/98       6/99       6/00       6/01       6/02       6/03

WAXMAN INDUSTRIES, INC.          100.00      11.25       6.40       4.27      16.67      10.67
S&P 500                          100.00     122.76     131.66     112.13      91.96      92.19
S&P BUILDING PRODUCTS            100.00      94.32      53.43      68.23      72.89      67.72

* $100 invested on 6/30/98 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

Copyright (c) 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

                             COMMON STOCK OWNERSHIP


         The following table sets forth, as of April 13, 2004 (except as noted in footnote 11 below), the number of shares of Common Stock and Class B Common Stock beneficially owned by each director, director nominee and executive officers named in "Summary Compensation Table," by the directors, nominees and executive officers of the Company as a group and by each holder of at least five percent of Common Stock and Class B Common Stock known to the Company, and the respective percentage ownership of the outstanding Common Stock and Class B Common Stock and voting power held by each such holder and group. The mailing address for Messrs. Melvin, Armond, Laurence and Todd Waxman is that of the executive office of the Company.



                                                     NUMBER OF SHARES                  PERCENTAGE
                                                    BENEFICIALLY OWNED                  OWNERSHIP
                                                ----------------------------       --------------------
                                                                     CLASS B                    CLASS B        PERCENTAGE
NAME AND ADDRESS OF                              COMMON               COMMON       COMMON        COMMON       OF AGGREGATE
 BENEFICIAL OWNER                                STOCK                STOCK         STOCK        STOCK        VOTING POWER
 ----------------                               -------              -------       ------       -------       ------------
Melvin Waxman (1)................                90,430              101,194         8.6%        47.2%             34.5%
Armond Waxman (2)................               123,089               77,029        11.7         36.0              28.0
Laurence Waxman (3)..............                82,628                5,526         8.0          2.6               4.3
John Peters (4)..................                 3,130                   --           *           --                 *
Irving Friedman (5)..............                 2,500                   --           *           --                 *
Judy Robins (6)..................                10,975                7,525         1.1          3.5               2.7
Mark Reichenbaum (7).............                 2,000                   --           *           --                 *
Todd Waxman (8) .................                 8,541                2,160           *          1.0               1.0
Mark Wester (9) .................                 6,074                   --           *           --                 *
Patrick Ferrante (10) ...........                 2,750                   --           *           --                 *
Directors and officers as a group
   (10 individuals)..............
                                                332,117              193,434        28.8         90.3              68.8
Howard Amster (11)
   23811 Chagrin Boulevard, Suite 200           306,000                   --        30.5           --               9.7
   Beachwood, OH 44122


----------------
* less than 1%

(1) Includes 50,000 shares of Common Stock subject to options granted to Mr. Melvin Waxman and 10 shares of Common Stock owned by a member of Mr. Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial ownership.

(2) Includes 50,000 shares of Common Stock subject to options granted to Mr. Armond Waxman and 10 shares of Common Stock owned by a member of Mr. Waxman's immediate family, as to which shares Mr. Waxman disclaims beneficial ownership.

(3) Includes 30,000 shares of Common Stock subject to options granted to Mr. Laurence Waxman, 28,000 shares of Common Stock in a trust that are voted by Mr. Waxman, and 2,710 shares of Common Stock for which Mr. Waxman is custodian for his minor children.

(4) Includes 2,625 shares of Common Stock subject to options granted to Mr. Peters.

(5) Includes 2,000 shares of Common Stock subject to options granted to Mr. Friedman.

(6) Includes 2,000 and 1,000 shares of Common Stock subject to options granted to Mrs. Robins and to her spouse Kenneth Robins (the Corporate Secretary of the Company), respectively.

(7) Includes 2,000 shares of Common Stock subject to options granted to Mr. Reichenbaum.

(8) Includes 1,950 shares of Common Stock subject to options granted to Mr. Todd Waxman.

(9) Includes 5,500 shares of Common Stock subject to options granted to Mr. Wester.

(10) Includes 2,750 shares of Common Stock subject to options granted to Mr. Ferrante.


(11) The information set forth in the table with respect to Howard Amster was obtained from a Schedule 13D, filed with the Securities and Exchange Commission on March 23, 2004, reflecting Mr. Amster's beneficial ownership as of March 19, 2004. Includes 230,000 shares of Common Stock held by Mr. Amster, for which he has sole voting power, and 76,000 shares held by Ramat Securities Ltd., of which Mr. Amster is an 83% owner.


                      EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information, as of June 30, 2003, about the Company's 2002 Stock Incentive Plan. All outstanding awards relate to the Company's common stock.

                                 Number of securities to be                                       Number of securities remaining
                                  issued upon exercise of       Weighted-average exercise      available  for future issuance under
                               outstanding options, warrants  price of outstanding options,    equity compensation plans (excluding
                                         and rights                warrants and rights          securities reflected in column (a))
                                            (a)                            (b)                                  (c)
                               -----------------------------  -----------------------------    -------------------------------------
Equity compensation plans                176,655(1)                       $5.91                               73,345(2)
approved by security holders

Equity compensation plans not               N/A                            N/A                                   N/A
approved by security holders

     Total                               176,655                          $5.91                               73,345

(1) Represents 176,655 shares of Common Stock issuable upon the exercise of outstanding options previously granted under the 2002 Stock Incentive Plan.

(2) Represents 73,345 shares of Common Stock available for future issuance under the 2002 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company purchases certain products, which it cannot manufacture with its existing operations, from WDI International, Inc. ("WDI International"), a company owned in part by certain members of the Waxman family and other non-affiliated individuals. In fiscal 2003, 2002 and 2001, purchases from WDI International amounted to $1.1 million, $1.6 million and $1.7 million, respectively. The Company believes that the prices it receives are on terms comparable to those that would be available from unaffiliated third parties.

         The Company leases certain facilities from Aurora Investments, a partnership owned by Melvin Waxman (34%), Armond Waxman (34%), Judy Robins (13%) and members of their families (19%). Armond and Melvin Waxman are brothers and Judy Robins is their sister. Effective July 1, 2002, the Company exercised its option to renew a 5 year lease with Aurora Investments for 9,000 square feet of office space and 20,000 square feet of warehouse space at 24455 Aurora Road, Bedford Heights, Ohio. This facility, which consists of 9,000 square feet of office space and 114,000 square feet of warehouse space, was originally developed entirely for Consumer Products. Consumer Products had leased the entire facility until June 30, 2002. Consumer Products' rent expense under this lease was $167,157 in fiscal 2003, which management believes is competitive with other rates in the area.

         Consumer Products also subleases 17,000 square feet of warehouse space at this Bedford Heights facility from Handl-it Inc. ("Handl-it") for $61,200 per year. Handl-it is a corporation owned by John S. Peters, a director and consultant to the Company, together with another member of his family, and Melvin Waxman and Armond Waxman. In fiscal 2002 and 2001, when Consumer Products was leasing the entire facility and was in the process of moving to a more efficient warehouse, Consumer Products sublet 97,000 square feet of the warehouse to Handl-it. Due to the prolonged economic downturn in the region, Handl-it was unable to fully utilize the warehouse, and negotiated an adjustment with Consumer Products to offset its revenue shortfall for this warehouse. Accordingly, Consumer Products reduced its rental charge to Handl-it for fiscal 2002 by approximately $99,000, as compared to fiscal 2001, and received concessions of $26,000 over the next 26 months from Aurora Investments. The Company charged Handl-it $191,079 in fiscal 2002 (after the rent adjustment) and $290,496 in fiscal 2001 for subleasing the warehouse space. At June 30, 2003 and 2002, Handl-it owed Consumer Products $78,000 and $134,000 in unpaid rent, respectively, which is evidenced by a promissory note, which bears interest at a rate of 5.25% per annum. Consumer Products also utilizes Con-Pak Inc., a third party packaging operation acquired by Handl-it in 1999, in certain instances where the packaging cannot be performed by the Company's operations in Asia. Con-Pak, Inc. received $227,807, $377,599 and $234,368 for these services in fiscal 2003, 2002 and 2001, respectively. Consumer Products also paid Handl-it approximately $27,000 for the cost of transportation of products in fiscal 2001. Handl-it is also compensated for the consulting services provided to the Company by Mr. Peters, which amounted to approximately $43,000, $123,000 and $81,000 in fiscal 2003, 2002 and 2001, respectively.

         From July 1, 1999 through April 2001, WAMI Sales utilized Handl-it to provide all warehousing, labor and shipping functions in Cleveland, Ohio for a fee equal to a percentage of monthly sales plus other direct expenses from this operation. The charge amounted to $67,000 in fiscal 2001. The Company believes these terms were comparable to those that would have been available from unaffiliated third parties.

         Melvin Waxman and Armond Waxman are directors and co-owners of Handl-it, and received director fees of $6,000 and $8,000, respectively, and consulting income of $18,000 and $20,000, respectively, from Handl-it during the twelve months ended June 30, 2003 and 2002, respectively.

         At June 30, 2003 and 2002, the Company had the following receivables from related parties (in thousands):

Related Party                             2003             2002
-------------                            ------            ----
Melvin Waxman, Co-CEO                     $ 50            $  60
Armond Waxman, Co-CEO                      125              135
Waxman Development                          84               84
Aurora Investments Company                  85               97
Handl-it Inc.                               78              134
All other related parties                   54               64
                                          ----            -----
     Total                                $476            $ 574
                                          ====            =====

         All of the related party and officer notes receivable are documented by promissory notes and began to bear interest in July 2002 at the minimum rates established by the Internal Revenue Service to avoid imputed interest attribution. Principal payments of $10,000 were made by each officer beginning in fiscal 2003, as well as quarterly interest payments. Waxman Development is a real estate development and management company that is majority owned by certain members of the Waxman family, including Melvin Waxman, Armond Waxman, Laurence Waxman and Todd Waxman. The receivable from Waxman Development relates to a real estate development venture initially formed to build facilities for Barnett, a former affiliate, and other operations. The Barnett stock owned by the Company was disposed of in September 2000. Aurora Investments has been paying interest, while Waxman Development began paying interest in fiscal 2003. Principal payments on the Aurora Investments and Waxman Development notes begin in fiscal 2007 and are payable over a ten year period.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

         Meaden & Moore, Ltd. ("Meaden") has been selected as the Company's principal independent auditors in the United States for fiscal 2004. Meaden was the Company's principal accountant for the fiscal year ended June 30, 2003. In addition, EnWise CPA's & Co. ("EnWise") has been selected as the independent auditors of the Company's foreign operations for fiscal 2004. Representatives from Meaden are expected to be present at the Annual Meeting and will have the opportunity make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

         The following is a summary of the fees billed to the Company by Meaden for professional services rendered for the fiscal years ended June 30, 2003 and June 30, 2002:

                                                          PERCENTAGE OF 2003 FEES                            PERCENTAGE OF 2002 FEES
                                                           APPROVED BY THE AUDIT                              APPROVED BY THE AUDIT
FEE CATEGORY                          FISCAL 2003 FEES          COMMITTEE              FISCAL 2002 FEES             COMMITTEE
------------                          ----------------          ---------              ----------------      -----------------------
Audit Fees......................         $  113,500               100%                    $   113,500                  100%
Audit-Related Fees..............         $    2,300               100%                    $         0                  100%
Tax Fees........................         $    4,600               100%                    $         0                  100%
All Other Fees..................         $    9,000               100%                    $    24,600                  100%
                                         ----------                                       -----------
Total Fees......................         $  129,400                                       $   138,100
                                         ----------                                       -----------

Audit Fees. Consists of fees billed for professional services rendered for the audit of the Company's annual financial statements and review of the interim financial statements included in the Company's quarterly reports on Form 10-Q and related services.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees." These services included assistance with the review and preparation of an amended Form 10K, for which Meaden billed the Company $2,300 in fiscal 2003.

Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. For fiscal 2003, these services include assistance in preparation for a state unclaimed funds audit and research on tax matters.

All Other Fees. Consists of fees for services other than the services reported above. In fiscal 2003, these services included the audit performed by Meaden on the Company's 401(k) plan, which amounted to $6,500, and consulting fees of $2,500 for various issues relating to an employee's relocation abroad. In fiscal 2002, these services included the audit performed by Meaden on the Company's 401(k) plan, which amounted to $6,500, assistance with a forecasting model, which amounted to $9,600, and $8,500 for consulting services relating to compliance with the Sarbanes-Oxley Act of 2002.

         The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. As illustrated in the table set forth above, the Audit Committee pre-approved each audit and non-audit service rendered to the Company by its independent Auditors and no services were approved using the de minimis exception afforded by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

         In making its determination regarding the independence of Meaden and EnWise, the Audit Committee considered whether the provision of the services herein covered in the sections regarding "Audit-Related Fees," "Tax Fees" and "All Other Fees" were compatible with maintaining such independence.

                                   PROPOSAL 2

                           REVERSE/FORWARD STOCK SPLIT

Summary and Structure of the Reverse/Forward Stock Split

         The Board of Directors has authorized the Reverse/Forward Stock Split, and recommends the transaction for your approval. The Reverse/Forward Stock Split consists of a 1-for-100 reverse stock split, such that stockholders owning less than 100 shares of Common Stock or Class B Common Stock would have such shares canceled and converted into the right to receive the cash consideration set forth herein, followed immediately by a 100-for-1 forward stock split. The Reverse/Forward Stock Split is intended to take effect on the date we file with the Secretary of State of the State of Delaware Certificates of Amendment to our Certificate of Incorporation, or on any later date that we may specify in such Certificates of Amendment (the "Effective Date"). At 6:00 p.m. on the Effective Date, the Company will effect a 1-for-100 reverse stock split of the Common Stock and Class B Common Stock, pursuant to which a holder of 100 shares of the Common Stock or Class B Common Stock immediately before the reverse stock split will hold one share of the Common Stock or Class B Common Stock, as applicable, immediately after the reverse stock split. Any stockholder owning 100 or more shares of the Common Stock or Class B Common Stock immediately before the reverse stock split will receive one one-hundredth of a share of Common Stock or Class B Common Stock for each share thereof. Any stockholder owning less than 100 shares of the Common Stock or Class B Common Stock immediately before the reverse stock split will receive the right to receive cash in exchange for the resulting fractional share thereof and will no longer be a stockholder of the Company. At 6:01 p.m. on the Effective Date (and after the completion of the reverse stock split), the Company will effect a 100-for-1 forward stock split of Common Stock and Class B Common Stock, pursuant to which a holder of one share of Common Stock or Class B Common Stock immediately before the forward stock split will hold 100 shares of Common Stock and/or Class B Common Stock immediately after the forward stock split, respectively.

         The Board of Directors has set the cash consideration to be paid to such cashed-out stockholders at $7.63 per share of Common Stock and Class B Common Stock. The Board of Directors made this determination in good faith, based upon the recommendation of the Special Transactions Committee and a valuation of the Common Stock and Class B Common Stock and a fairness opinion prepared by the Financial Advisor and other factors the Board of Directors and the Special Transactions Committee deemed relevant. The Company currently estimates that Cashed Out Stockholders would receive cash consideration for their cancelled shares within approximately three weeks after the Effective Date.

         In order to complete the Reverse/Forward Stock Split, a majority of the shares of the Common Stock and Class B Common Stock outstanding and entitled to vote at the Annual Meeting, voting together as a single class, must approve the Certificates of Amendment to our Certificate of Incorporation to effect the Reverse/Forward Stock Split. The directors and officers of the Company, who together own a majority of the voting power of the Common Stock and Class B Common Stock outstanding and entitled to vote at the Annual Meeting, have indicated that they will vote in favor of the Reverse/Forward Stock Split proposal at the Annual Meeting. The Board of Directors has retained for itself the absolute authority to reject (and not implement) the Reverse/Forward Stock Split (even after approval thereof) if it subsequently determines that the Reverse/Forward Stock Split for any reason is not then in the best interests of the Company. Such reasons include any change in the nature of the shareholdings of the Company prior to the Effective Date which would result in the Company being unable to reduce the number of stockholders of record to below 300 as a result of the Reverse/Forward Stock Split. The proposed amendments to our Certificate of Incorporation are set forth in Exhibit D to the
Schedule 13E-3 accompanying this Proxy Statement (as described in the next paragraph).

         The Reverse/Forward Stock Split would be considered a "going private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because it is intended to, and, if completed, will likely terminate the registration of the Common Stock under Section 12(g) of the Exchange Act and suspend the Company's duty to file periodic reports with the Securities and Exchange Commission. In connection with the Reverse/Forward Stock Split, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the Securities and Exchange Commission.

BACKGROUND OF THE REVERSE/FORWARD STOCK SPLIT

         In recent years, our Common Stock has attracted limited institutional investors or market research attention which could have created a more active and liquid market for the Common Stock. Relatively low trading volume and low market capitalization have reduced the liquidity benefits to the stockholders of the Company and mitigated the ability to use Common Stock as a significant part of our employee compensation and incentive strategy. In addition, because we have not been active in the corporate merger and acquisition market, the benefit of a publicly traded stock to use in conjunction with acquisitions or other stock transactions has never been realized.

         We incur direct and indirect costs associated with compliance with the Exchange Act's filing and reporting requirements imposed on public companies. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act of 2002. We are seeking to undertake the Reverse/Forward Stock Split at this time, as opposed to other times since the passage of Sarbanes-Oxley in July 2002, primarily because the full breadth and scope of the costs and burdens associated with compliance with the forthcoming internal control audit requirements of Section 404 of Sarbanes-Oxley have manifested themselves to the Company only relatively recently. Because the Company has operations in China and Taiwan, in addition to the United States, the cost of implementing Section 404's internal control procedures is more costly than other companies of comparable size with only U.S. based operations. The Company has no internal audit staff or adequate personnel to implement these new requirements and would incur substantial costs in the United States and abroad to enact such procedures. It is also only recently that the Company has had adequate financial resources to consider effecting this type of transaction.

         In addition, we pay substantially higher premiums for our directors' and officers' insurance policies as a public reporting company than we would if we were not registered under the Exchange Act. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. As we have relatively few executive personnel, these indirect costs can be substantial. In addition, the public disclosure we are required to make under the Exchange Act places us at a competitive disadvantage by providing our non-public competitors with detailed information about our operations and financial results while we do not have access to similar information about these competitors.

         We have not derived significant benefits from maintaining a public trading market. The Board of Directors does not presently intend to raise capital through sales of securities in a public offering or to acquire other business entities using stock as consideration. Accordingly, we are not likely to make use of many advantages (for raising capital, effecting acquisitions or other purposes) that our status as a reporting company may offer. For a more detailed discussion of the ways in which the Company has not enjoyed the benefits typically afforded public company status, please see "Reasons for the Reverse/Forward Stock Split."

         In light of these circumstances, the Board of Directors believes that it is in our best interests to undertake the Reverse/Forward Stock Split at this time to enable us to deregister the Common Stock under the Exchange Act, which will relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act.

         The Board of Directors reached the above-referenced conclusions regarding the advisability of the Reverse/Forward Stock Split after an evaluation process that began informally in the summer of 2003. On September 30, 2003, the Board of Directors held a Special Meeting in which the directors discussed the costs and benefits, both financial and non-financial, of remaining a public reporting company. Several directors noted that it would be prudent to begin the process of exploring the potential benefits and alternative transaction structures of a going private transaction. At this meeting, the Board of Directors established the Special Transactions Committee, comprised of independent directors Irving Friedman and Mark Reichenbaum, to explore, review, evaluate and analyze possible going private transactions and, upon completion of its review, to make recommendations to the Board of Directors regarding such transactions. The Special Transactions Committee was given the authorization to engage a financial advisor and any other advisors and experts as the Special Committee deems necessary to evaluate possible going private transactions.

         On October 29, 2003, a meeting of the Special Transactions Committee was held in which the Chief Financial Officer of the Company reviewed with the committee proposals received from various investment banking firms regarding the rendering of various financial advisory services in connection with a possible going private transaction involving the Company. At this meeting, the Chief Financial Officer distributed materials regarding such investment banking firms to the members of the Special Transactions Committee for their review.

         In early November 2003, each member of the Special Transactions Committee conducted discussions with the Chief Financial Officer regarding the materials and proposals received from various investment banking firms.

         On November 6, 2003, the Chief Financial Officer presented to the Special Transactions Committee a memorandum summarizing management's assessment of possible alternative going private transaction structures. Such memorandum evaluated the relative advantages and disadvantages of a management buyout, issuer tender offer, repurchase program and reverse stock split, and concluded that a transaction involving a reverse stock split appeared to have the highest likelihood of achieving the Company's objectives at the lowest possible cost. Based on such evaluation, management recommended to the Special Transactions Committee that it consider a transaction involving a reverse stock split as a means of effecting a deregistration of the Common Stock and thereby suspending the Company's periodic reporting obligations.

         On November 13, 2003, the Special Transactions Committee, by unanimous written consent, authorized the executive officers of the Company to negotiate, execute and deliver an engagement letter with Stout Risius Ross, Inc. regarding the provision of financial advisory services in connection with a possible going private transaction. An engagement letter between the Company and the Financial Advisor was executed on November 17, 2003.

         On December 2, 2003, management of the Company updated the Board of Directors, at a regularly scheduled meeting, regarding the progress being made by the Company, the Special Transactions Committee and the Financial Advisor in evaluating a going private transaction in general, and the Reverse/Forward Stock Split in particular.

         On January 9, 2004, the Special Transactions Committee received the Valuation of the Common Stock and Class B Common Stock from the Financial Advisor at a meeting of the Special Transactions Committee. At such meeting, the Special Transactions Committee recommended that the Company proceed with the Reverse/Forward Stock Split at a per share consideration of $7.63 per share of Common Stock and Class B Common Stock (which amount represents the midpoint of the Valuation range) of Common Stock and Class B Common Stock in connection with the Reverse/Forward Stock Split.

         Between January 9, 2004 and January 14, 2004, management of the Company met and/or communicated with each member of the Board of Directors to discuss the Valuation received from the Financial Advisor and the recommendation of the Special Transaction Committee.

         On January 14, 2004, after having met and/or communicated with all of the members of the Board of Directors, management requested the Financial Advisor to begin its preparation of the Fairness Opinion assuming a per share consideration of $7.63 per share.

         On January 22, 2004, the Special Transactions Committee received the Fairness Opinion from the Financial Advisor.

         On January 28, 2004, the Board of Directors, by unanimous written consent, (i) approved the Reverse/Forward Stock Split, at a per share consideration of $7.63 per share of Common Stock and Class B Common Stock, (ii) approved the form of this Preliminary Proxy Statement and the Schedule 13E-3, and (iii) resolved that this Proxy Statement and the Schedule 13E-3 be filed with the Securities and Exchange Commission.

POTENTIAL DETRIMENTS OF THE REVERSE/FORWARD STOCK SPLIT TO STOCKHOLDERS

         As described in the subsection "Factors not in support of the Reverse/Forward Stock Split" above, potential detriments to the Company and our affiliates, as well as to our stockholders who maintain ownership of their shares after the Reverse/Forward Stock Split is effected, include decreased dissemination of information and decreased liquidity. If the Reverse/Forward Stock Split is effected, we intend to terminate the registration of the Common Stock under the Exchange Act. As a result of such termination, we will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. The liquidity of the shares of Common Stock held by unaffiliated stockholders will be adversely affected by the Reverse/Forward Stock Split and by termination of the registration of the Common Stock under the Exchange Act and the corresponding lack of publicly available information about the company. If the Common Stock is quoted on the Pink Sheets(R), the Common Stock may retain some liquidity following the Reverse/Forward Stock Split, but this liquidity is expected to be less than that available while we were filing reports under the Exchange Act. If the Common Stock is not quoted on the Pink Sheets(R), liquidity will be even further reduced. This decrease in liquidity may have an adverse effect on the market value of the Common Stock. Further potential detriments exist for our affiliates, who may be deprived of the ability to dispose of shares of the Common Stock pursuant to Rule 144 under the Securities Act of 1933.

         In light of the limited liquidity for the shares of Common Stock and the termination of the Company's obligation to make public financial and other information expected to result following the Reverse/Forward Stock Split and the deregistration of the Common Stock under the Exchange Act, continuing Stockholders may experience a decrease in the price at which their shares of Common Stock and/or Class B Common Stock may be sold.

         Furthermore, once the Common Stock of the Company ceases to be registered under the Exchange Act, the Company will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act and that officers of the Company will no longer be required to certify the accuracy of the Company's financial statements.

FINANCIAL INFORMATION

                          SUMMARY FINANCIAL INFORMATION


                                                                                                 Six Months     Six Months
                                                                    Fiscal         Fiscal          Ended          Ended
                                                                     2003           2002          12/31/03       12/31/02
                                                                  -----------    ----------      ----------     ----------
Income Statement:
Net sales                                                           $67,142        $70,425         $34,663        $34,224
Gross profit                                                         44,689         47,253          22,162         22,914
Operating income (loss)                                              22,453         23,172          12,501         11,310
Other income                                                            210             94             728              3
Income before provision (benefit) for income taxes                      174            914           1,396            364
Net income (loss)                                                   $   421        $ 1,585         $ 1,237        $    95
Basic loss per share:
   Net income                                                       $  0.35        $  1.30         $  1.02        $  0.08
Diluted loss per share:
   Net income                                                       $  0.35        $  1.30         $  1.02        $  0.08

Balance Sheets:
Current assets                                                      $26,290                        $26,662
Net fixed assets                                                      8,150                          6,924
Long term assets                                                      4,729                          4,828
                                                                    -------                        -------
Total assets                                                        $39,169                        $38,414
Current liabilities                                                 $17,233                        $15,209
Long term liabilities                                                   896                            799
Stockholders' equity                                                 21,040                         22,406
                                                                    -------                        -------
Liabilities and stockholders' equity                                $39,169                        $38,414

Book value per share                                                $ 17.27                        $ 18.40
Ratio of earnings to fixed charges                                     1.20           1.91            4.21


          CERTAIN FINANCIAL EFFECTS OF THE REVERSE/FORWARD STOCK SPLIT

         We do not expect the Reverse/Forward Stock Split or our use of approximately $490,000 cash to complete the Reverse/Forward Stock Split (which amount includes payments to be made in lieu of issuing fractional shares to Cashed Out Stockholders and professional fees and other expenses related to the transaction) to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. See "Costs of Proxy Solicitation and the Reverse/Forward Stock Split." We expect to finance the Reverse/Forward Stock Split with cash on hand.

         If the Reverse/Forward Stock Split is consummated, Cashed Out Stockholders will receive cash from us, in the amount of $7.63 per share of Common Stock and Class B Common Stock. We anticipate that the costs to us (including expenses) of effecting the Reverse/Forward Stock Split and purchasing these fractional shares will be approximately $490,000. The repurchase of these fractional shares resulting from the Reverse/Forward Stock Split is estimated to cost approximately $290,000 and would reduce the number of stockholders of record from approximately 714 to approximately 182.

         We expect that, as a result of the Reverse/Forward Stock Split and the cashing out of fractional shares:

     - Our aggregate stockholders' equity will be reduced from approximately $22,406,000 (at December 31, 2003) to approximately $21,916,000;

     - The par value per share of Common Stock and Class B Common Stock that is not cashed out in the Reverse/Forward Stock Split will remain unchanged at $0.01; and

     - Book value per share of Common Stock would increase from $18.40 to $18.57 assuming the cashing out of fractional shares had occurred on December 31, 2003.

                  RATIO OF EARNINGS TO FIXED CHARGES

                                                                               Pro Forma       YTD                  Pro Forma
                                        FY 2002       FY 2003       Adjust      FY 2003      12/31/03      Adjust   12/31/03
                                        -------       -------       ------     ---------     --------      ------   ---------
Fixed Charges:

Historical:
Interest Expense                        $  723        $  531        $    -      $  531        $  262        $  -      $  262
Interest element of rents                  284           332             -         332           173           -         173

Pro forma:
Interest income                              -             -             3           3             -           5           5
                                        ------        ------        ------      ------        ------        ----      ------
                                        $1,007        $  863        $    3      $  866        $  435        $  5      $  440
                                        ======        ======        ======      ======        ======        ====      ======
Earnings:

Income before taxes:
Historical                              $  914        $  174        $    -      $  174        $1,395        $  -      $1,395
Pro forma                                    -             -           277         277             -         135         135

Fixed charges                            1,007           863             3         866           435           5         440
                                        ------        ------        ------      ------        ------        ----      ------
                                        $1,921        $1,037        $  280      $1,317        $1,830        $140      $1,970
                                        ======        ======        ======      ======        ======        ====      ======
Ratio of earnings to fixed charges        1.91          1.20                      1.52          4.21                    4.48

                  PRO FORMA INFORMATION

         The following pro forma financial information has been derived from the financial statements of Waxman Industries, Inc. The financial statements for the year ended June 30, 2003 have been audited by

Meaden & Moore, Ltd., independent certified public accountants. The financial statements for the six-month period ended December 31, 2003 are unaudited.

         The pro forma financial statements have been prepared with the assumption that the Reverse/Forward Stock Split was completed effective the first day of the period presented for the income statement and as of the date of the balance sheet, and all fractional shares under one are repurchased. Based on information from various external sources, the Company believes that approximately 38,000 pre-split shares will be repurchased at $7.63 per share, for a total purchase amount of approximately $290,000.

         The pro forma results are not indicative of future results because the Company's public reporting costs for the periods presented include only the historic public costs and do not include the additional expenses that will be required to comply with current federal securities laws requirements, including significant expenses that would be incurred in complying with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

         The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. See "Available Information -- Incorporation of Certain Documents by Reference."

                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            Historic                                              Pro Forma
                                                       December 31, 2003        Pro Forma Adjustment          December 31, 2003
                                                       -----------------        --------------------          -----------------
Net Sales                                                  $34,663                   $     -                       $34,663
Cost of Sales                                               22,162                         -                        22,162
                                                           -------                   -------                       -------
Gross profit                                                12,501                         -                        12,501
Selling, general and administrative expenses                11,571                      (140)(1)                    11,431
                                                           -------                   -------                       -------
Operating income                                               930                       140                         1,070
Other income                                                   728                         -                           728
Interest expense                                               262                         5 (2)                       267
                                                           -------                   -------                       -------
Income before income taxes                                   1,396                       135                         1,531
(Benefit) provision for income taxes                           159                         -                           159
                                                           -------                   -------                       -------
Net income                                                 $ 1,237                   $   135                       $ 1,372
                                                           =======                   =======                       =======
Other comprehensive income:
 Foreign currency translation adjustment                       130                                                     130
                                                           -------                                                 -------
Comprehensive income                                       $ 1,367                                                 $ 1,502
                                                           =======                                                 =======
Average number of shares outstanding                         1,218                                                   1,180
                                                           -------                                                 -------
  Net income per share                                     $  1.02                                                 $  1.16
                                                           =======                                                 =======

------------------------------
         (1) The pro forma adjustment reflects the reduction in certain costs incurred by the Company as a result of its status as a public reporting company.

         (2) The pro forma adjustment reflects the reduction in interest income associated with the cash utilized to repurchase shares of Common Stock and Class B Common Stock (approximately $290,000) and to pay fees (approximately $200,000) in connection with the Reverse/Forward Stock Split, offset by the reduction of certain historical public reporting costs incurred by the Company (approximately $140,000 per six month period).

                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE FISCAL YEAR ENDED JUNE 30, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Historic                                                 Pro Forma
                                                          June 30, 2003          Pro Forma Adjustment               June 30, 2003
                                                          -------------          --------------------               -------------
Net Sales                                                    $67,142                   $      -                        $67,142
Cost of Sales                                                 44,689                          -                         44,689
                                                             -------                   --------                        -------
Gross profit                                                  22,453                          -                         22,453
Selling, general and administrative expenses                  21,958                       (280)(1)                     21,678
                                                             -------                   --------                        -------
Operating income                                                 495                        280                            775
Other income                                                     210                          -                            210
Interest expense                                                 531                          3 (2)                        534
                                                             -------                   --------                        -------
Income before income taxes                                       174                        277                            451
(Benefit) provision for income taxes                            (247)                         -                           (247)
                                                             -------                   --------                        -------
Net income                                                   $   421                   $    277                        $   698
                                                             =======                   ========                        =======
Other comprehensive income:
  Foreign currency translation adjustment                       (167)                                                     (167)
                                                             -------                                                   -------
Comprehensive income                                         $   254                                                   $   531
                                                             -------                                                   -------
Average number of shares outstanding                           1,218                                                     1,180
                                                             -------                                                   -------
Basic and diluted earnings per share
  Net income per share                                       $  0.35                                                   $  0.59
                                                             =======                                                   =======

         (1) The pro forma adjustment reflects the reduction in certain costs incurred by the Company as a result of its status as a public reporting company.

         (2) The pro forma adjustment reflects the reduction in interest income associated with the cash utilized to repurchase shares of Common Stock and Class B Common Stock (approximately $290,000) and to pay fees (approximately $200,000) in connection with the Reverse/Forward Stock Split, offset by the reduction of certain historical public reporting costs incurred by the Company (approximately $280,000 per fiscal year).

                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003
                                 (IN THOUSANDS)

                                                              Historic                                                Pro Forma
                                                            December 31,               Pro Forma                     December 31,
                                                              2003                    Adjustment                        2003
                                                            ------------              ----------                     ------------
ASSETS

Current Assets:
Cash                                                         $ 3,912                   $   (490)(1)                    $ 3,422
Trade Receivables, net                                        10,593                          -                         10,593
Other Receivables                                              1,289                          -                          1,289
Inventories                                                    9,539                          -                          9,539
Prepaid Expenses                                               1,329                          -                          1,329
      Total Current Assets                                    26,662                       (490)                        26,172
                                                             -------                   --------                        -------
Property and Equipment:
Land                                                             294                          -                            294
Buildings                                                      3,703                          -                          3,703
Equipment                                                     12,383                          -                         12,383
                                                             -------                   --------                        -------
   Subtotal:                                                  16,380                          -                         16,380
Less Accumulated Depreciation and Amortization                (9,456)                         -                         (9,456)
                                                             -------                   --------                        -------
Property and Equipment, net                                    6,924                          -                          6,924
                                                             -------                   --------                        -------
Receivables from Premiums Paid on Officers Life Insurance
Policies                                                       3,218                          -                          3,218
Unamortized Debt Issuance Costs, net                             143                          -                            143
Notes Receivable from Related Parties                            442                          -                            442
Other Assets                                                   1,025                          -                          1,025
                                                             -------                   --------                        -------
        Total Assets                                         $38,414                   $   (490)                       $37,924
                                                             =======                   ========                        =======

         (1) The pro forma adjustment reflects the reduction in cash used to repurchase shares of Common Stock and Class B Common Stock (approximately $290,000) in connection with the Reverse/Forward Stock Split and to pay transaction related fees (approximately $200,000).

                    WAXMAN INDUSTRIES, INC. AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2003
                                 (IN THOUSANDS)

                                                             Historic                 Pro Forma                       Pro Forma
                                                        December 31, 2003             Adjustment                  December 31, 2003
                                                        -----------------             ----------                  -----------------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current Portion of Long-Term Debt                            $ 5,201                   $      -                        $ 5,201
Short-term Borrowings                                            195                          -                            195
Accounts Payable                                               5,510                          -                          5,510
Accrued Liabilities                                            4,303                          -                          4,303
                                                             -------                   --------                        -------
        Total Current Liabilities                             15,209                          -                         15,209
                                                             -------                   --------                        -------

Term Debt - Long-Term Portion                                    688                          -                            688
Other Long-Term Debt, Net of Current Portion                     111                          -                            111

Commitments and Contingencies

Stockholders' Equity:
Preferred Stock                                                    -                          -                              -
Common Stock                                                      99                          -                             99
Class B Common Stock                                              21                          -                             21
Paid-in Capital                                               21,760                       (290)(2)                     21,470
Retained Deficit                                               1,534                       (200)(3)                      1,334
                                                             -------                   --------                        -------
                                                              23,414                       (490)                        22,924
Cumulative Currency Translation Adjustment                    (1,008)                         -                         (1,008)
                                                             -------                   --------                        -------
        Total Stockholders' Equity                            22,406                       (490)                        21,916
                                                             -------                   --------                        -------
        Total Liabilities and Stockholders'
            Equity                                           $38,414                   $   (490)                       $37,924
                                                             =======                   ========                        =======

         (2) Represents the cash consideration to purchase shares of Common Stock and Class B Common Stock in connection with the Reverse/Forward Stock Split.

         (3) Reflects the transaction costs incurred to complete the Reverse/Forward Stock Split.

                  TREATMENT OF ASSETS



         Inventory is carried on the Company's books at cost not to exceed net realizable value on a going concern basis, and property and equipment are carried on the Company's books at depreciated cost not to exceed the undiscounted future cash flows from the assets. On this basis, the Company's assets are not impaired, and thus the Company's consolidated balance sheet at December 31, 2003 does not show a condition of impairment.


RECOMMENDATION OF THE BOARD OF DIRECTORS

         Based upon the recommendation of the Special Transactions Committee and upon its own evaluation, the Board of Directors has unanimously determined that the Reverse/Forward Stock Split is in the best interests of the Company and is fair to the affiliated and unaffiliated stockholders of the Company, including those stockholders who will receive cash in lieu of fractional shares less than one whole share and those who will remain stockholders of the Company after the Reverse/Forward Stock Split.

STOCK CERTIFICATES


         We have appointed the Transfer Agent to act as exchange agent to carry out the exchange of certificates for cash or new certificates, as applicable. On the effective date of the Reverse/Forward Stock Split, all stock certificates evidencing ownership of Common Stock or Class B Common Stock held by Cashed Out Stockholders shall be deemed canceled without further action by the stockholders. Such certificates will no longer represent an ownership interest in the Company but will represent only the right to receive cash equal to $7.63 per share in exchange for such shares. Certificates representing shares of old Common Stock or Class B Common Stock subsequently presented for transfer will not be transferred on our books and records. All stock certificates evidencing ownership of Common Stock or Class B Common Stock held by Continuing Stockholders shall be exchanged for new certificates evidencing ownership of the same number of shares represented by the original certificates.



         The Transfer Agent will furnish stockholders with the necessary materials and instructions to effect such surrender promptly following the effective date of the Reverse/Forward Stock Split. The letter of transmittal will direct how certificates are to be surrendered for cash or new certificates, as applicable. Stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Transfer Agent in accordance with the instructions set forth on the transmittal letter before they can receive cash payment for those shares or new certificates, as applicable. Do not send your stock certificates to us, and do not send them to the Transfer Agent until you have received a transmittal letter and followed the instructions therein.






         In connection with the Reverse/Forward Stock Split, the Common Stock and Class B Common Stock will be identified by a new Committee on Uniform Security Procedures, or CUSIP, number. This new CUSIP number will appear on all stock certificates representing shares of Common Stock and Class B Common Stock issued after the effective date of Reverse/Forward Stock Split.


         No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. All expenses of the Reverse/Forward Stock Split will be borne by us.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         We summarize below the material federal income tax consequences to the Company and to stockholders resulting from the Reverse/Forward Stock Split. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect this summary.

         This summary does not address all aspects of the possible federal income tax consequences of the Reverse/Forward Stock Split and is not intended as tax advice to any person or entity. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances nor to stockholders subject to special treatment under the federal income tax laws (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers), or who hold, have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not address any consequences of the Reverse/Forward Stock Split under any state, local or foreign tax laws.

         We will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to the stockholders of the Company as a result of the Reverse/Forward Stock Split. Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws.

         This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.

         You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, applicable to your specific circumstances.

         We believe that the Reverse/Forward Stock Split will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the Company. However, you may not qualify for tax free "recapitalization" treatment for federal income tax purposes, depending on whether you are receiving cash or stock in the transaction.

                           FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS WHO
ARE NOT CASHED OUT BY THE REVERSE/FORWARD STOCK SPLIT

         If you (1) continue to hold stock directly immediately after the Reverse/Forward Stock Split, and (2) you receive no cash as a result of the Reverse/Forward Stock Split, you should not recognize any gain or loss in the Reverse/Forward Stock Split for federal income tax purposes. Your aggregate adjusted tax basis in your shares of stock held immediately after the Reverse/Forward Stock Split will be equal to your aggregate adjusted tax basis in your shares of stock held immediately prior to the Reverse/Forward Stock Split and you will have the same holding period in your stock as you had in such stock immediately prior to the Reverse/Forward Stock Split.

                  FEDERAL INCOME TAX CONSEQUENCES TO CASHED OUT STOCKHOLDERS

         If you (1) receive cash in exchange for fractional shares as a result of the Reverse/Forward Stock Split, (2) you do not continue to hold any stock directly immediately after the Reverse/Forward Stock Split, and (3) you are not related to any person or entity that holds stock immediately after the Reverse/Forward Stock Split, you will recognize capital gain or loss on the Reverse/Forward Stock Split for federal income tax purposes, with such gain measured by the difference between the cash you receive for your cashed out stock and your aggregate adjusted tax basis in such stock.

         If you receive cash in exchange for fractional shares as a result of the Reverse/Forward Stock Split, but either continue to directly own stock immediately after the Reverse/Forward Stock Split, or are related to a person or entity who continues to hold stock immediately after the Reverse/Forward Stock Split, you will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) constitutes a "substantially disproportionate redemption of stock," as described below.

         "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the Reverse/Forward Stock Split (taking into account for this purpose the stock owned by persons related to you) is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

         "Substantially Disproportionate Redemption of Stock." The receipt of cash in the Reverse/Forward Stock Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of stock of the Company owned by you (and by persons related to you) immediately after the Reverse/Forward Stock Split is (a) less than 50% of all outstanding shares and (b) less than 80% of the percentage of shares of stock owned by you immediately before the Reverse/Forward Stock Split.

         In applying these tests, you will be treated as owning shares of stock actually or constructively owned by certain individuals and entities related to you. If your receipt of cash in exchange for stock is not treated as capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of the Company's current and accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. See "Capital Gain and Loss" and "Special Rate for Certain Dividends," below.

                  CAPITAL GAIN AND LOSS

         For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

                  SPECIAL RATE FOR CERTAIN DIVIDENDS

         In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Reverse/Forward Stock Split that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder, (ii) you have held the share of stock with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult with your tax advisor regarding your applicability for, and the appropriate federal, state, local, foreign or other tax treatment of, any such dividend income.

                  BACKUP WITHHOLDING

         Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Reverse/Forward Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the Common Stock certificates are surrendered following the effective date of the Reverse/Forward Stock Split. Failure to provide such information may result in backup withholding.

         As explained above, the amounts paid to you as a result of the Reverse/Forward Stock Split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

APPRAISAL RIGHTS

         No appraisal or dissenters' rights are available under Delaware law to stockholders of the Company who dissent from the Reverse/Forward Stock Split. There may exist other rights or actions under Delaware law or federal and state securities laws for stockholders who can demonstrate that they have been damaged by the Reverse/Forward Stock Split. Although the nature and extent of such rights or actions are uncertain and may vary depending on facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate directors and officers and to the fairness of corporate transactions.

 RESERVATION OF RIGHTS

         Although we are requesting stockholder approval of the proposed amendments to our Certificate of Incorporation, the Board of Directors reserves the right to decide, in its discretion, to withdraw the proposed amendments from the agenda of the Annual Meeting prior to any stockholder vote thereon or to abandon the Reverse/Forward Stock Split after such vote and before the effective date of the Reverse/Forward Stock Split even if the proposal is approved. Although the Board of Directors presently believes that the proposed amendments are in the best interests of the Company, and thus has recommended a vote for the proposed amendments, the Board of Directors nonetheless believes that it is prudent to recognize that, between the date of this Proxy Statement and the effective date of the Reverse/Forward Stock Split, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time. Such reasons include any change in the nature of the shareholdings of the Company prior to the Effective Date which would result in the Company being unable to reduce the number of stockholders of record to below 300 as a result of the Reverse/Forward Stock Split. If the Board of Directors decides to withdraw the proposed amendment from the agenda of the Annual Meeting, the Board of Directors will notify the stockholders of such decision promptly by mail and by announcement at the meeting. If the Board of Directors decides to abandon the Reverse/Forward Stock Split after the meeting and before the effective date of the Reverse/Forward Stock Split, the Board of Directors will notify the stockholders of such decision promptly by mail or by press release and any other appropriate public disclosure.

PRICE RANGE OF COMMON STOCK


         The Common Stock is traded on the Over-the-Counter Bulletin Board under the symbol "WAXM." On April 13, 2004, the most recent practicable date, the closing price for the Common Stock was $6.95 per share. There is no established trading market for the Class B Common Stock.



         On April 13, 2003, there were 1,004,020 shares of Common Stock outstanding held by approximately 550 holders of record. The Company believes there are currently approximately nine market makers for the Common Stock.


         The high and low sales prices for the Common Stock on the Over-the-Counter Bulletin Board for each quarter during the past two years were:


                                               HIGH             LOW
Year 2004
           January -- March                    $7.30           $5.50
           April -- Present                     7.00            6.50
Year 2003
           January -- March                    $5.55           $3.30
           April -- June                        4.80            3.00
           July -- September                    5.50            3.75
           October -- December                  7.50            4.50
Year 2002
           January -- March                    $5.00           $3.25
           April -- June                        6.25            4.40
           July -- September                    6.25            4.00
           October -- December                  5.60            3.90


STOCK REPURCHASES BY US

         We made no purchases of the Common Stock during any quarter of the past two years or during the current fiscal year.

DIVIDENDS

         The Company has not paid dividends on the Common Stock since 1993. The Company has never paid dividends on the Class B Common Stock. The Company has no plans to pay dividends on either the Common Stock or Class B Common Stock in the foreseeable future and is currently restricted from doing so under the terms of the Company's credit agreement with PNC Bank, N.A.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON


         Certain directors and officers of the Company have an interest in the equity securities of the Company. See the section of this Proxy Statement entitled "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters" for a more complete description. The Reverse/Forward Stock Split shall affect the stockholders of the Company only in accordance with the numbers of Common Stock and Class B Common Stock held by them and will not be affected by the insider status of the stockholders. The directors and executive officers receive no extra or special benefit not shared on a pro rata basis by all other holders of the Common Stock and Class B Common Stock, except that by deregistering the Common Stock under the Exchange Act subsequent to the consummation of the Reverse/Forward Stock Split, the Company will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act of 2002, from making personal loans to directors or executive officers. The Company does not have a present intention of making such loans, nor was the ability to make such loans a reason considered by the Company, the Board of Directors or the Special Transaction Committee in evaluating the benefits of the Reverse/Forward Stock Split. If the Reverse/Forward Stock Split is implemented, our officers and directors (and other Continuing Stockholders) will not benefit by any material increase in their percentage ownership of the Common Stock or in the net book value of their holdings.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                  APPROVAL OF THE REVERSE/FORWARD STOCK SPLIT.

                                  OTHER MATTERS

         The Board of Directors is not aware of other matters that are likely to be brought before the Annual Meeting. However, in the event that any other matters properly come before the Annual Meeting that were unknown to the Company a reasonable time before the Proxy Solicitation, the persons named in the enclosed proxy are expected to vote the shares represented by such proxy on such matters in accordance with their best judgment.

         COSTS OF PROXY SOLICITATION AND THE REVERSE/FORWARD STOCK SPLIT

         We will pay the cost of preparing, assembling and mailing this proxy soliciting material and Notice of Annual Meeting of Stockholders. Solicitation by mail, telephone, facsimile, or personal solicitation may also be undertaken by our directors, executive officers, or regular employees, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries, and custodians nominally holding shares of Common Stock and Class B Common Stock as of the record date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by us for their reasonable expenses.

         The repurchase of the Cashed Out Stockholders' fractional shares resulting from the Reverse/Forward Stock Split is estimated to cost approximately $290,000. The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse/Forward Stock Split. Final costs of the transaction may be greater than the estimates shown below.

Cash for purchase of Cashed Out Stockholders' fractional shares:                           $  290,000
Legal fees:                                                                                $  135,000

Financial Advisor fees:                                                                    $   45,000
Printing, mailing and other costs:                                                         $   20,000
                                                                                           ----------
Total fees:                                                                                $  200,000
                                          Grand Total                                      $  490,000
                                                                                           ==========

         These expenses do not include the normal costs of preparing and mailing proxy materials and conducting the Annual Meeting of Stockholders as those costs would be incurred in the normal course of regular annual meetings.

         We intend to finance the Reverse/Forward Stock Split by using cash on hand.

                            PROPOSALS OF STOCKHOLDERS


         In the event that the Reverse/Forward Stock Split is not consummated and we remain a public reporting company, proposals of stockholders intended to be presented at next year's Annual Meeting of Stockholders must be received within a reasonable time before solicitation of proxies for such meeting is made, pursuant to Rule 14a-8 promulgated under the Exchange Act. If we remain a public reporting company and fix a date for next year's Annual Meeting of Stockholders, we will notify you of the meeting date and deadlines for delivering any stockholder proposals.


                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. Copies of these materials can also be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the Securities and Exchange Commission Internet Website (http://www.sec.gov).

OUR ANNUAL REPORT ON FORM 10-K


         Our Annual Report on Form 10-K for the fiscal year ended June 30, 2003 (the "Annual Report") and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003 (the "Form 10-Q"), including the financial statements and schedules thereto, which we filed with the Securities and Exchange Commission, are being mailed to all stockholders of record.



         Stockholders can also view a copy of our Annual Report and the quarterly reports on Form 10-Q for the three month periods ended September 30, 2003 and December 31, 2003 on the Company's website (www.waxmanind.com) or by contacting our Investor Relations Department. Copies are available without charge. Please write to:


Investor Relations
Waxman Industries, Inc.
24460 Aurora Road
Bedford Heights, OH 44146

Email: info@waxmanind.com

Incorporation of Certain Documents by Reference


         The Annual Report and the Form 10-Q are incorporated herein by reference in this Proxy Statement.


         Any statement contained in a document incorporated herein by reference or referred to herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

Dated: _____ __, 2004

By order of the Board of Directors
          Kenneth Robins, Secretary

                                     ANNEX A

                               FORM OF PROXY CARD

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                             WAXMAN INDUSTRIES, INC.

                                ______ ___, 2004

                 Please Detach and Mail in the Envelope Provided

         PLEASE MARK YOUR
A   [X]  VOTES AS IN THIS
         EXAMPLE.

          FOR all nominees                                            2. The approval of amendments to the     FOR  AGAINST  ABSTAIN
          listed at right     WITHHOLD                                   Company's Certificate of              [ ]    [ ]      [ ]
         (except as marked    AUTHORITY                                  Incorporation to effect a reverse
          to the contrary    to vote for                                 /forward stock split of the
             below)         all nominees                                 Company's outstanding Common Stock
                                         NOMINEES: Melvin Waxman         and Class B Common Stock, whereby
                                                   Armond Waxman         the Company would effect a 1-for-100
1.   Election of  [ ]          [ ]                 Laurence S. Waxman    reverse stock split, such that
     Directors                                     Todd Waxman           stockholders owning less than 100
                                                   Irving Z. Friedman    shares of Common Stock or Class B
                                                   Judy Robins           Common Stock would have such shares
                                                   John S. Peters        canceled and converted into the
                                                   Mark Reichenbaum      right to receive cash consideration
                                                                         equal to $7.63 per pre-reverse
                                                                         stock split share, immediately
                                                                         followed by a 100-for-1 forward
                                                                         stock split (the "Reverse/Forward
                                                                         Stock Split")

(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR
ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME
ON THE SPACE PROVIDED BELOW.)

                                                                      3. In their discretion, the proxies are
                                                                         authorized to vote upon such other
                                                                         business as may properly come before
                                                                         the meeting and any adjournment thereof
                                                                         that were unknown to the Company a
                                                                         reasonable time before the proxy
                                                                         solicitation.

                                                                         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN
                                                                      THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.
                                                                      IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR ALL
                                                                      NOMINEES AND IN FAVOR OF PROPOSAL 2.

                                                                      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING
                                                                      THE ENCLOSED ENVELOPE.

_____________________________               ____________________________________             DATED:  ____________, 20__
SIGNATURE                                   SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name or names appear hereon. When shares are held by jointly tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by any authorized person.

PROXY                      WAXMAN INDUSTRIES, INC.                         PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                ANNUAL MEETING OF STOCKHOLDERS - ______ __, 2004

The undersigned appoints each of Melvin Waxman and Armond Waxman, each with the power to appoint his substitute, as proxies of the undersigned, and hereby authorizes them to represent and to vote, as designated on the reverse side of this Proxy Card, all the shares of Common Stock and Class B Common Stock of Waxman Industries, Inc. held of record by the undersigned on ________ __, 2004, at the Annual Meeting of Stockholders of Waxman Industries, Inc. to be held on _____ __, 2004.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)




                                        2